Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222156

PROSPECTUS

OFFER TO EXCHANGE

$275,000,000 5.25% Senior Notes due 2022 and related Guarantees for

$275,000,000 5.25% Senior Notes due 2022 and related Guarantees that have been registered under the Securities Act of 1933

Griffon Corporation is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $275,000,000 aggregate principal amount of new 5.25% Senior Notes due 2022, which we refer to as the “exchange notes” and related guarantees in exchange for a like aggregate principal amount of outstanding 5.25% Senior Notes due 2022 that were issued on October 2, 2017, which we refer to as the “add-on notes” and related guarantees. The add-on notes were issued as additional notes in an offering, which we refer to as the “add-on offering,” under the indenture governing the Company’s $725,000,000 aggregate principal amount of 5.25% Senior Notes due 2022 (exclusive of the $275,000,000 of add-on notes issued in October 2017), $600,000,000 of which were issued on February 27, 2014 and were subsequently exchanged on June 18, 2014 for a like principal amount of notes registered under the Securities Act of 1933, or the Securities Act, and $125,000,000 of which were issued on May 18, 2016 and subsequently exchanged on June 28, 2016 for a like principal amount of notes registered under the Securities Act. We refer collectively to the $600,000,000 of registered notes issued on June 18, 2014 and $125,000,000 of registered notes issued on June 28, 2016 as the “existing exchange notes.” The exchange notes are expected to have the same CUSIP and ISIN numbers as, and to trade fungibly with, the existing exchange notes. Unless the context otherwise requires, the term “notes” includes the add-on notes, the exchange notes and the existing exchange notes.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the add-on notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the add-on notes; and

•	will not contain provisions relating to increased interest rates in connection with the add-on notes under circumstances related to the timing of the exchange offer.

The Exchange Offer

The exchange offer expires at 5:00 p.m., New York City time, on February 2, 2018, unless extended.

We will exchange all add-on notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes which we have registered under the Securities Act.

You may withdraw tenders of add-on notes at any time prior to the expiration of the exchange offer.

We believe that the exchange of add-on notes will not be a taxable event for U.S. federal income tax purposes, but you should see “U.S. Federal Income Tax Considerations” on page 90 for more information.

We will not receive any proceeds from the exchange offer.

No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Interest on the exchange notes will be paid at the rate of 5.25% per annum and will be paid semi-annually in arrears on March 1 and September 1 of each year commencing on March 1, 2018.

The exchange notes are fully and unconditionally guaranteed by The AMES Companies, Inc., ATT Southern, Inc., Clopay Ames True Temper Holding Corp., Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc. (“PPC”), Telephonics Corporation and ClosetMaid LLC. The entities providing such guarantees are referred to collectively as the “guarantors.” On November 16, 2017, we entered into a definitive agreement to sell PPC to Berry Global Group, Inc. As such, PPC will be a guarantor of the exchange notes only until the sale of PPC is consummated.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for add-on notes where such add-on notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale during the period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part becomes or is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

See “Risk Factors” beginning on page 29 for a discussion of risks that should be considered by holders prior to tendering their add-on notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents, and any amendments or supplements to this prospectus carefully before deciding whether to participate in the exchange offer.

The date of this prospectus is January 4, 2018.

ABOUT THIS PROSPECTUS

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Griffon Corporation, 712 Fifth Avenue, 18th Floor, New York, New York 10019, telephone (212) 957-5000. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

We have not authorized any person to give you any information or to make any representations about the exchange offer other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in the affairs of Griffon Corporation or its subsidiaries since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

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MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus contains statistical data that we obtained from public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we do not represent that we have done a complete search for other industry data. In addition, we have not independently verified market industry data provided by third parties, and we take no further responsibility for this data. Market position used throughout this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe that they generally indicate size, position and market share within these industries. Our own estimates have been based on information obtained from our trade and business organizations, our customers and vendors and other contacts in the markets in which we operate. While we believe our management’s estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate.

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PROSPECTUS SUMMARY

The following is a brief summary of the information contained elsewhere in this prospectus, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should read this prospectus completely, including the consolidated financial statements incorporated herein by reference and the related notes and the “Risk Factors” included elsewhere in this prospectus. For a more detailed description of the exchange notes, see the section entitled “Description of Notes.” Unless otherwise indicated or the context otherwise requires, references to (i) “Griffon” refer to solely to Griffon Corporation and not its subsidiaries; and (ii) “we,” “our,” and “us” refer to Griffon Corporation and its subsidiaries on a consolidated basis.

Our Company

Griffon Corporation (NYSE:GFF) is a publicly-held diversified management and holding company, which conducts business through wholly-owned subsidiaries with leading market shares across a variety of industries. We actively oversee the operations of these subsidiaries, providing them with a variety of services including the allocation of our resources and the management of their budgeting, liquidity and capital spending. Additionally, we provide direction and assistance in connection with operational initiatives, acquisitions, divestitures and other growth opportunities for each of our subsidiaries.

On September 5, 2017, we announced we will explore strategic alternatives for Clopay Plastic Products Company, Inc. (“PPC”) and on November 16, 2017, announced we entered into a definitive agreement to sell PPC to Berry Global Group, Inc. (NYSE:BERY) (“Berry”) for $475 million in cash. The transaction is subject to regulatory approval and customary closing conditions, and is expected to close in the first quarter of calendar 2018. We now conduct our continuing operations through two reportable segments: Home & Building Products (“HBP”) and Telephonics Corporation (“Telephonics”).

As a result of entering into the agreement to sell PPC, we have classified PPC as a discontinued operation and all results and information presented excludes PPC unless otherwise noted. See Footnotes 4 and 5 to Summary Historical Consolidated Financial Data for the reconciliation to Adjusted EBITDA.

Griffon Corporation Business Overview

	Home & Building Products			Telephonics

Description	Leading North American manufacturer and marketer of residential and commercial garage doors	Leading U.S. manufacturer and global provider of long-handled tools and landscaping products for homeowners and professionals	Leading North American manufacturer and distributor of wood and wire home storage and organization products (closed on October 2, 2017)	Leading global provider of highly sophisticated intelligence, surveillance and communication solutions for defense, aerospace and commercial customers

Revenue for the year ended September 30, 2017	$1.11 billion		$299 million	$412 million

% of total Griffon revenue	61%		16%	23%

Home & Building Products

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HBP consists of three companies, The AMES Companies, Inc. (“AMES”), Clopay Building Products Company, Inc. (“CBP”) and ClosetMaid LLC (“ClosetMaid”). These businesses serve distinct sectors of the broader building products industry and are leaders in their respective core markets.

The AMES Companies, Inc.

AMES, founded in 1774, is the leading United States manufacturer and a global provider of long-handled tools and landscaping products that make work easier for homeowners and professionals. AMES manufactures and markets a broad portfolio of long-handled tools and landscaping products. This portfolio is anchored by four core product categories: long handle tools, wheelbarrows, snow tools, and decorative plastic and ceramic pots and planters. As a result of brand portfolio recognition, high product quality, industry leading service and strong customer relationships, AMES has earned market-leading positions in its four core product categories.

AMES sells products throughout North America, Australia and Europe through (1) retail centers, including home centers and mass merchandisers, such as The Home Depot, Inc. (“Home Depot”), Lowe’s Companies Inc. (“Lowe’s”), Wal-Mart Stores Inc. (“Walmart”), Canadian Tire Corporation (“Canadian Tire”), Limited, Costco Wholesale Corporation (“Costco”), Rona Inc. (“Rona”), Bunnings Warehouse (“Bunnings”) and Woodies; (2) wholesale chains, including hardware stores and garden centers, such as Ace, Do-It-Best and True Value Company; and (3) industrial distributors, such as W.W. Grainger, Inc. (“Grainger”) and ORS Nasco.

Clopay Building Products Company, Inc.

Since 1964, CBP has grown, organically and through tuck-in acquisitions, to become the leading manufacturer and marketer of residential garage doors, and among the largest manufacturers of commercial sectional doors, in the U.S. In addition, CBP manufactures a complete line of entry door systems uniquely designed to complement its popular residential garage door styles. The majority of CBP’s sales come from home remodeling and renovation projects, with the balance from new residential housing construction and commercial building markets. Sales into the home remodeling market are driven by the aging of the housing stock, existing home sales activity, and the trends of improving both home appearance and energy efficiency.

CBP’s market-leading brands include Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company® and IDEAL Door®. Clopay is the only residential garage door brand to hold the Good Housekeeping Seal of Approval. CBP distributes its products through a wide range of distribution channels. CBP operates a national network of 51 distribution centers. Additionally, products are sold to approximately 2,000 independent professional installing dealers and to major home center retail chains. CBP maintains strong relationships with its installing dealers and believes it is the largest supplier of residential garage doors to the retail and professional installing channels in North America.

ClosetMaid LLC

ClosetMaid, founded in 1865 and acquired by Griffon, on October 2, 2017, is a leading North American manufacturer and marketer of closet organization, home storage, and garage storage products, and sells to some of the largest home center retail chains, mass merchandisers, and direct-to-builder professional installers and e-commerce. ClosetMaid designs, manufactures and sells a comprehensive portfolio of wire and laminate shelving, containers, storage cabinets and other closet and home organization accessories under the highly recognized ClosetMaid brand name and other private label brands. ClosetMaid is headquartered in Ocala, Florida, and currently employs approximately 1,500 people.

ClosetMaid offers a diversified and well-balanced mix of wood and wire storage and organizational solutions. ClosetMaid’s wood solutions include closet systems, cube storage, storage furniture and cabinets targeted at customers looking for functional storage with a strong aesthetic appeal and the look of quality furniture. Selected wood product brands include MasterSuite, Suite Symphony, Impressions, ExpressShelf, and SpaceCreations. ClosetMaid’s wire solutions include wire shelving and hardware, wire accessories and kitchen storage products that provide affordable, customizable, versatile and durable solutions for single and multi-family homes. Selected wire product brands include Maximum Load, SuperSlide and ShelfTrack.

ClosetMaid has two manufacturing facilities in the United States; a 620,000 square foot facility in Ocala Florida used for manufacturing wire shelving, and a 155,000 square foot facility in Grantsville, Maryland used for wood manufacturing. ClosetMaid also has manufacturing facilities in two low-cost locations; a 102,000 square foot facility in Reynosa, Mexico used for wood manufacturing and a 157,000 square foot facility in Jiangmen, China used for small wire manufacturing. Finished goods are transported by truck and rail to ClosetMaid’s distribution/warehousing centers, strategically located in Ocala, Florida, Chino, California, Belle Vernon, Pennsylvania and Pharr, Texas. ClosetMaid’s diverse customer base throughout various industries includes Home Depot, Target, Lowes, Target and Walmart and building customers include D.R. Horton, KB Home, Lennar and NVR.

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Telephonics Corporation

Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions that are deployed across a wide range of land, sea and air applications. Telephonics designs, develops, manufactures and provides logistical support and lifecycle sustainment services to defense, aerospace and commercial customers worldwide.

Telephonics is organized into five primary business lines: Radar Systems, Communications and Surveillance, Systems Engineering, Commercial Products and TLSI. Radar Systems specializes in maritime surveillance, search and rescue, and weather surveillance solutions. Communications and Surveillance Systems provides intercommunication systems with wireless extensions that distribute voice and data on a variety of platforms, Identification Friend or Foe (IFF) interrogators, border surveillance systems and Air Traffic Management (ATM) products. Telephonics’ Systems Engineering Group (SEG) provides highly technical threat and radar systems engineering as well as analytic support to a wide range of customers, including the United States Missile Defense Agency and Ballistic Missile Defense Program. Commercial Products specializes in commercial audio products. TLSI, or Telephonics Large Scale Integration, is a full-service designer and provider of high-voltage, high-temperature, low-power, mixed-signal System-on-Chip (SoC) and custom Application Specific Integrated Circuits (ASICs).

Based on long-established relationships supported by existing contractual arrangements, Telephonics is a first-tier supplier to prime contractors in the defense industry such as Lockheed Martin Corporation, The Boeing Company, Northrop Grumman Corporation, MacDonald Dettwiler and Associates Ltd., Airbus Military, Airbus Helicopters, Leonardo (Agusta Westland) Helicopters, and SAAB, and is at times a prime contractor to the U.S. Department of Defense.

Clopay Plastic Products

On September 5, 2017, Griffon announced it will explore strategic alternatives for PPC and on November 16, 2017, announced the entering into of a definitive agreement to sell PPC to Berry Global Group, Inc. (NYSE:BERY) (“Berry”) for $475 million in cash. The transaction is subject to regulatory approval and customary closing conditions, and is expected to close in the first quarter of calendar 2018. As a result of the agreement to sell PPC, Griffon has classified the results of the PPC business as discontinued operations in the Consolidated Statements of Operations for all periods presented and classified the related assets and liabilities associated with the discontinued operations as held for sale in the consolidated balance sheets. There can be no assurance that the sale of PPC will be completed on a timely basis, or at all.

PPC traces its history to the 1860s as a paper wholesaler, and was incorporated under the Clopay name in 1934 when it was primarily a manufacturer of paper products. In the 1950s, PPC expanded its product line to include extruded plastic products, and today PPC is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products. Products include thin gauge embossed and printed films, breathable films, elastomeric films and laminates, laminates of film and non-woven fabrics, and perforated films and non-wovens. These products are used as moisture barriers in disposable infant diapers, adult incontinence products and feminine hygiene products, protective barriers in single-use surgical and industrial gowns, drapes and equipment covers, fluid transfer/distribution layers in absorbent products, components to enhance comfort and fit in infant diaper and adult incontinence products, packaging for hygienic products, house wrap and other products. PPC products are sold primarily through a direct sales force, mainly to multinational consumer and medical products companies.

PPC’s largest customer is The Procter & Gamble Company. PPC sells its products primarily in North America, Europe, and South and Central America with additional sales in Asia Pacific, the Middle East and Africa. PPC primarily utilizes an internal direct sales force, with senior management actively participating in developing and maintaining close contacts with customers.

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Organizational Chart

The following chart summarizes our organizational structure and our principal indebtedness as of September 30, 2017, after giving effect to the add-on offering, the consummation of the ClosetMaid Acquisition and the addition of ClosetMaid as a guarantor to the add-on notes. This chart is provided for illustrative purposes only and does not show all of our or our subsidiaries’ obligations.

* Clopay Plastic Products Company is now classified as a discontinued operation.

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Corporate Information

We were incorporated in New York in 1959 and were reincorporated in Delaware in 1970. We changed our name to Griffon Corporation in 1995. Our principal executive offices are located at 712 Fifth Avenue, New York, New York 10019, and our telephone number is (212) 957-5000. Our website is located at http://www.griffon.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website, and you should not consider it to be part of this prospectus.

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THE EXCHANGE OFFER

The summary below describes the principal terms of the exchange offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer.

On October 2, 2017, we issued and sold $275,000,000 5.25% Senior Notes due 2022 to Deutsche Bank Securities Inc. as representative of the other initial purchasers (the “initial purchasers”) which we refer to as the “add-on notes.” The add-on notes were issued as additional notes in an offering (the “add-on offering”) under the indenture governing the Company’s $725,000,000 aggregate principal amount of 5.25% Senior Notes due 2022 (the “Indenture”), $600,000,000 of which were issued on February 27, 2014 and $125,000,000 of which were issued on May 18, 2016. In connection with the sale of the add-on notes, we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for the add-on notes.

Notes Offered

$275,000,000 5.25% Senior Notes due 2022.

The issuance of the exchange notes will be registered under the Securities Act. The terms of the exchange notes and add-on notes are identical in all material respects, except for transfer restrictions, registration rights relating to the add-on notes and certain provisions relating to increased interest rates in connection with the add-on notes under circumstances related to the timing of the exchange offer. You are urged to read the discussions under the heading “The exchange notes” in this Summary for further information regarding the exchange notes.

The Exchange Offer

We are offering to exchange the exchange notes for up to $275 million aggregate principal amount of the add-on notes.

Add-on notes may be exchanged only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. In this prospectus, the term “exchange offer” means this offer to exchange the exchange notes for add-on notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your add-on notes for exchange notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on February 2, 2018, or such later date and time to which it may be extended by us. The tender of add-on notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any add-on notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue exchange notes in exchange for, any add-on notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Add-on notes	If you wish to accept the exchange offer and tender your add-on notes, you must either:
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•      complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the add-on notes and any other required documentation, to the exchange agent at the address set forth herein; or

•      if add-on notes are tendered pursuant to book-entry procedures, the tendering holder must arrange with the Depository Trust Company (“DTC”) to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for add-on notes, where such add-on notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer.

U.S. Federal Income Tax Consequences	The exchange of add-on notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”
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CONSEQUENCES OF EXCHANGING ADD-ON NOTES PURSUANT TO THE
EXCHANGE OFFER

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that holders of add-on notes (other than any holder who is an “affiliate” of us within the meaning of Rule 405 under the Securities Act) who exchange their add-on notes for exchange notes pursuant to the exchange offer generally may offer the exchange notes for resale, resell such exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for add-on notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” If a holder of add-on notes does not exchange the add-on notes for exchange notes according to the terms of the exchange offer, the add-on notes will continue to be subject to the restrictions on transfer contained in the legend printed on the add-on notes. In general, the add-on notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of add-on notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Additionally, if you do not participate in the exchange offer, you will not be able to require us to register your add-on notes under the Securities Act except in limited circumstances. These circumstances are:

•	the exchange offer is not permitted by applicable law or SEC policy,

•	the exchange offer is not consummated by August 28, 2018,

•	with respect to any holder of add-on notes:

•	such holder is prohibited by law or SEC policy from participating in the exchange offer; or

•	such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder; or

•	such holder is a broker-dealer and holds add-on notes acquired directly from Griffon or an affiliate of Griffon.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the add-on notes. We do not currently anticipate that we will register under the Securities Act any add-on notes that remain outstanding after completion of the exchange offer.

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THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Griffon Corporation

Securities Offered	$275,000,000 principal amount of 5.25% senior notes due 2022.

Maturity	March 1, 2022.

Interest Rate	5.25% per year (calculated using a 360-day year).

Interest Payment Dates	March 1 and September 1, beginning on March 1, 2018. Interest will accrue from September 1, 2017.

Guarantees	The exchange notes will be initially unconditionally guaranteed on a joint and several and senior unsecured basis by The AMES Companies, Inc., ATT Southern, Inc., Clopay Ames True Temper Holding Corp., Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., Telephonics Corporation and ClosetMaid LLC. Clopay Plastic Products Company, Inc. will be a guarantor until the sale of this entity is consummated, at which time Clopay Plastic Products Company, Inc. will be released from its obligations.

If we or any of our restricted subsidiaries organize, acquire, transfer assets to or otherwise invest in any newly created or acquired domestic restricted subsidiary (other than a domestic restricted subsidiary if the Net Book Value (as defined herein) of such domestic restricted subsidiary’s assets, when taken together with the aggregate Net Book Value of the assets of all other domestic restricted subsidiaries that are not guarantors, as of such date, does not exceed in the aggregate $50.0 million), then such domestic restricted subsidiary shall unconditionally guarantee the exchange notes.

In addition, to the extent that the collective Net Book Value of the assets of our non-guarantor domestic restricted subsidiaries, as of the date of the organization, acquisition, transfer of assets to or investment in a non-guarantor domestic restricted subsidiary, exceeds $50.0 million, then one or more of such non-guarantor domestic restricted subsidiaries shall guarantee the exchange notes, such that the collective Net Book Value of the assets of all remaining non-guarantor domestic restricted subsidiaries does not exceed $50.0 million.

Notwithstanding the foregoing, from and after the issue date, we will not permit any of our restricted subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any indebtedness (other than the exchange notes) of us or any of our domestic restricted subsidiaries, unless, in any such case, such restricted subsidiary guarantees the exchange notes, provided that a restricted subsidiary will not be required to guarantee the exchange notes to the extent it is prohibited by law.

See “Description of Notes—Certain Covenants—Subsidiary
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Guarantees.”

Ranking

The exchange notes and guarantees will be senior unsecured obligations of Griffon and the guarantors and will be:

•

equal in right of payment to all of Griffon’s and the guarantors’ existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes;

•

effectively subordinated to all of Griffon’s and the guarantors’ existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing that indebtedness and other obligations;

•

structurally subordinated to all existing and future indebtedness and other obligations of any of Griffon’s or the guarantors’ subsidiaries that do not guarantee the exchange notes; and

•

senior in right of payment to any of Griffon’s and the guarantors’ existing and future subordinated indebtedness.

As of September 30, 2017, after giving effect to the add-on offering and the application of the net proceeds therefrom, we and our subsidiaries had approximately $1.2 billion of indebtedness, $188.4 million of which was secured indebtedness, and additional availability of $263.1 million under our revolving credit facility (net of $73.0 million drawn and $13.9 million of outstanding letters of credit).

Not all of our subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the fiscal year ended September 30, 2017, our non-guarantor subsidiaries generated 23.1% of our consolidated total revenue, and 14.5% of our consolidated EBITDA. In addition, at September 30, 2017, after giving effect to the add-on offering and the application of the net proceeds therefrom, our non-guarantor subsidiaries held 25.6% of our total consolidated assets and 15.5% of our total consolidated liabilities and had approximately $65.2 million of indebtedness.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time at the redemption prices listed under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Change of Control Offer	If a change in control of Griffon occurs, we must give holders of the exchange notes the opportunity to sell us their notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

See “Risk Factors—Risks Related to the Exchange Notes—We may not be able to repurchase the exchange notes upon a change of control.”

Asset Sale Proceeds	If we, or our restricted subsidiaries, sell certain assets and do not reinvest the net proceeds in compliance with the indenture, we will be required to make an offer to use such proceeds to repurchase the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Repurchase at the

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Option of Holders—Asset Sales.”

Certain Indenture Provisions

The indenture governing the exchange notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•

incur additional debt, issue preferred stock or enter into sale and leaseback transactions;

•

pay dividends or distributions on our capital stock or repurchase our capital stock or make other restricted payments;

•

issue preferred stock of subsidiaries;

•

make certain investments;

•

create liens on our assets;

•

enter into transactions with affiliates;

•

merge, consolidate or sell substantially all of our assets;

•

transfer and sell assets;

•

create restrictions on dividends or other payments by our restricted subsidiaries; and

•

create guarantees of indebtedness by restricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Certain Covenants.” Many of these covenants will cease to apply to the exchange notes during any period that such exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s and no default has occurred and is continuing under the indenture governing the exchange notes. See “Description of Notes—Suspension of Covenants.”

No prior market	The exchange notes are a new issue of securities for which there is currently no market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained. See “Risk Factors—Risks Related to the Exchange Offer—If an active trading market for the exchange notes does not develop, the liquidity and value of the exchange notes could be harmed.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding add-on notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the add-on notes. See “Use of Proceeds.”

Risk Factors	An investment in the exchange notes and participation in the exchange offer involve risk. You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under the caption “Risk Factors” in this prospectus.
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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data as of and for the periods presented. This information should only be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related thereto, which are incorporated herein by reference. The summary historical financial data for the years ended September 30, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements, which are incorporated herein by reference.

	For the Years Ended September 30,
	2015 (1)	2016 (2)	2017 (3)
		(Dollars in thousands)
Operating Results Data:
Revenue	$1,483,291	$1,477,035	$1,524,997
Cost of goods and services	1,090,944	1,076,342	1,116,881
Gross profit	392,347	400,693	408,116
Selling, general and administrative expenses	325,435	318,353	339,089
Income from continuing operations	66,912	82,340	69,027
Other income (expense)
Interest expense	(47,776)	(49,943)	(51,513)
Interest income	261	66	64
Other, net	(331)	(250)	(880)
Total other income (expense)	(47,846)	(50,127)	(52,329)
Income before taxes from continuing operations	19,066	32,213	16,698
Provision (benefit) for income taxes	6,772	12,432	(1,085)
Income from continuing operations	$12,294	$19,781	$17,783
Discontinued operations:
Income from operations of discontinued businesses	34,570	20,952	22,276
Provision from income taxes	12,575	10,723	25,147
Loss from discontinued operations	21,995	10,229	(2,871)
Net income (loss)	$34,289	$30,010	$14,912

Cash Flow Data:
Net cash provided by (used in) continuing operations
Operating activities	$31,856	$80,118	$49,151
Investing activities	$(39,439)	$(62,261)	$(71,337)
Financing activities	$(74,341)	$15,414	$(700)
Net cash provided by (used in) discontinued operations	$45,672	$(13,605)	$(2,150)

Balance Sheet Data:
Cash and equivalents	$52,001	$72,553	$47,681
Property, plant and equipment, net	$228,405	$236,905	$232,135
Total assets	$1,712,813	$1,782,096	$1,873,541
Total debt, net	$811,787	$910,878	$979,158
Total liabilities	$1,282,288	$1,371,149	$1,474,733
Total shareholder’s equity	$430,525	$410,947	$398,808

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Other Financial Data:
Capital expenditures	$46,308	$59,276	$34,937
Depreciation and amortization	$45,834	$46,342	$47,878
EBITDA (4)	$171,309	$174,484	$165,833
Adjusted EBITDA (5)	$182,419	$190,520	$194,377

Financial Ratios (Pro Forma):
Cash and equivalents(6)	$120,131,
Total debt(6)	1,255,465
Total net debt(6)	1,135,334
Total leverage ratio	5.8x
Total net leverage ratio	5.3x

(1) Income from continuing operations includes discrete tax benefits, net, of $219.

Net income includes discrete tax benefits, net, of $62.

(2) Income from continuing operations includes a discrete tax benefit, net, of $857.

Net income includes the following:

–	Restructuring charges of $5,900 ($4,247, net of tax)
–	Discrete tax provisions, net, of $2,658

(3) Income from continuing operations includes the following:

–	Acquisition costs of $9,617 ($6,145, net of tax).
–	Contract settlement charges of $5,137 ($3,330, net of tax).
–	Discrete and certain other tax benefits, net, of $8,274.

Net income includes the following:

–	Acquisition costs of $9,617 ($6,145, net of tax).
–	Contract settlement charges of $5,137 ($3,330, net of tax).
–	Discrete and certain other tax provisions, net, of $9,385.

(4) EBITDA is a non-GAAP measurement that consists of net income plus the sum of the following amounts from both continuing and discontinued operations: provision (benefit) for income taxes, interest expense (net of interest income) and depreciation and amortization. The reconciliation from net income to EBITDA is as follows:

	For the Years Ended September 30,
	2015	2016	2017
	(Dollars in thousands)
Net income (loss)	$34,289	$30,010	$14,912
Add / (deduct):
Provision from income taxes, continuing operations	6,772	12,432	(1,085)
Provision from income taxes, discontinued operations	12,575	10,723	25,147
Interest expense, net, continuing operations	47,515	49,877	51,449
Interest expense, net, discontinued operations	358	1,234	63
Depreciation and amortization expense, continuing operations	45,834	46,342	47,878
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Depreciation and amortization expense, discontinued operations	23,966	23,866	27,469
EBITDA	$171,309	$174,484	$165,833

(5)	Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of acquisition related costs, contract settlement charges, certain environmental and warranty reserves recorded in discontinued operations and restructuring and other related charges. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	For the Years Ended September 30,
	2015	2016	2017
	(Dollars in thousands)
EBITDA	$171,309	$174,484	$165,833
Add / (deduct):
Acquisition related costs	-	-	9,617
Contract settlement charges	-	-	5,137
Environmental and warranty reserves	-	-	5,700
Restructuring charges (a)	-	5,900	-
Stock-based compensation	11,110	10,136	8,090
Adjusted EBITDA	$182,419	$190,520	$194,377

(a)	Restructuring charges primarily related to headcount reductions at PPC’s Dombuhl, Germany facility, other headcount reductions and the shutdown of PPC’s Turkey facility.

EBITDA and Adjusted EBITDA are provided for illustrative and informational purposes only and do not purport to represent, and should not be viewed as indicative of, our actual or future financial condition or results of operations. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income (loss), operating income (loss), net cash provided by (used in) operating activities or any other measure of operating performance or liquidity that is calculated in accordance with U.S. generally accepted accounting principles. EBITDA and Adjusted EBITDA information has been included in this prospectus because we believe that certain analysts, rating agencies and investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness and overall operating performance over time. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results as reported under U.S. generally accepted accounting principles. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our business. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of assets on its balance sheet has material limitations as a performance measure. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Furthermore, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to calculations of similarly titled measures by other companies. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures but also consider its results as calculated in accordance with U.S. generally accepted accounting principles.

(6)	Pro forma amounts shown total debt and total net debt as of September 30, 2017 are presented after giving effect to the add-on offering and the application of the net proceeds therefrom. Total debt consists of (i) $275 million outstanding under the exchange notes offered hereby, (ii) $725 million outstanding under the existing exchange notes, (iii) $73.0 million drawn under our revolving credit facility, (iv) other secured debt of $115.4 million, consisting of outstanding amounts under our ESOP loan, capital leases, real estate mortgages and non-U.S. lines of credit and term loan, and (v) $29.8 million non-U.S. term loan and unsecured portion of ESOP loan. Total net debt includes total debt less pro forma cash and equivalents.
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RISK FACTORS

You should consider carefully the following risks involved in investing in the exchange notes, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer. The actual occurrence of any of these risks could materially adversely affect our business, financial condition and results of operations. In that case, the value of the exchange notes could decline substantially, and you may lose part or all of your investment. Unless the context otherwise requires, the term “notes” includes the add-on notes and the exchange notes.

Risks Related to the Exchange Offer

If you fail to exchange your add-on notes for exchange notes, your add-on notes will continue to be subject to restrictions on transfer and may become less liquid.

We did not register the add-on notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. In general, you may only offer or sell the add-on notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your add-on notes in the exchange offer, you will lose your right to have the add-on notes registered under the Securities Act, subject to certain exceptions. If you continue to hold add-on notes after the exchange offer, you may be unable to sell the add-on notes.

Because we anticipate that most holders of add-on notes will elect to exchange their add-on notes, we expect that the liquidity of the market for any add-on notes remaining after the completion of the exchange offer will be substantially limited. Any add-on notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the add-on notes outstanding. Following the exchange offer, if you do not tender your add-on notes you generally will not have any further registration rights, and your add-on notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the add-on notes could be adversely affected.

If an active trading market for the exchange notes does not develop, the liquidity and value of the exchange notes could be harmed.

Prior to this exchange offer, there is no existing market for the exchange notes and there is only a limited market for the existing exchange notes. An active public market for the exchange notes may not develop or, if developed, may not continue. If an active public market does not develop or is not maintained, you may not be able to sell your exchange notes at their fair market value or at all.

The initial purchasers currently make a market for the add-on notes, and we have been advised by the initial purchasers that they presently intend to make a market in the exchange notes, after the exchange offer is completed. However, the initial purchasers are not obligated to make a market in the exchange notes and the initial purchasers may cease their market-making activities in the add-on notes at any time.  In addition, even if a public market for the exchange notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. A decline in the market for debt securities generally may also materially and adversely affect the liquidity of the exchange notes, independent of our financial performance.

You must comply with the exchange offer procedures in order to receive exchange notes.

The exchange notes will be issued in exchange for the add-on notes only after timely receipt by the exchange agent of the add-on notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your add-on notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of add-on notes for exchange. Add-on notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the add-on notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling LLP, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under

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“Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Exchange Notes

While subsumed within the Risks Related to Our Business, the following risk factors may have particular applicability to the exchange notes and should be considered in connection with a decision to participate in the exchange offer.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of September 30, 2017, after giving effect to the add-on offering and the application of the net proceeds therefrom, we would have had approximately $1.2 billion of indebtedness (including $275 million of senior unsecured debt under the exchange notes offered hereby, $725 million of senior unsecured debt under the existing exchange notes, $188.4 million of secured debt consisting of $73.0 million drawn under our revolving credit facility and $115.4 million of other secured debt, and $29.8 million of other unsecured debt), and we would have had availability of $263.1 million under our revolving credit facility (net of $73.0 million drawn and $13.9 million of outstanding letters of credit) subject to certain covenants.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

We expect to use cash flow from operations and borrowings under our revolving credit facility to meet our current and future financial obligations, including funding our operations, debt service and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough capital, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the exchange notes, the existing exchange notes and our revolving credit facility, on or before maturity. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future indebtedness, including the agreements governing the exchange notes, the existing exchange notes and our revolving credit facility, respectively, may limit our ability to pursue any of these alternatives.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the indenture governing the notes or our revolving credit facility. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture governing the notes and our revolving credit facility restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Notes.”

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If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation, which could result in your losing some or all of your investment in the notes.

We are a holding company and may not have access to sufficient cash to make payments on the notes.

We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us from our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us from our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are separate and distinct legal entities and, except for our existing subsidiaries that are guarantors of the notes and any future subsidiaries that will become guarantors of the notes, they have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

Despite current indebtedness levels, we may still be able to incur more indebtedness, which could further exacerbate the risks described herein.

We may be able to incur substantial additional indebtedness in the future. The terms of the agreements governing our indebtedness, including the notes and our revolving credit facility, will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

Additionally, our revolving credit facility provides commitments of up to $350 million, approximately $191.1 million of which was available for borrowing, subject to certain covenants, at September 30, 2017. If new debt is added to our current debt levels, the risks that we now face relating to our substantial indebtedness could intensify. All of the borrowings under our revolving credit facility will be secured indebtedness. The subsidiaries that guarantee the notes are also the guarantors under our revolving credit facility. See “Description of Other Indebtedness” and “Description of Notes.”

The agreements governing our indebtedness, including the notes and our revolving credit facility, restrict our ability to engage in some business and financial transactions.

The agreements governing our indebtedness, including the notes and our revolving credit facility, among other things, restrict our ability, and the ability of our restricted subsidiaries, to:

•	incur additional debt or issue preferred stock;

•	pay dividends or distributions on our capital stock or repurchase our capital stock or make other restricted payments;

•	make certain investments;

•	create liens on our assets;

•	enter into transactions with affiliates;

•	merge, consolidate or sell substantially all of our assets;

•	transfer and sell assets or enter into sale and leaseback transactions;

•	create restrictions on dividends or other payments by our restricted subsidiaries; and

•	create guarantees of indebtedness by restricted subsidiaries.

Our ability to borrow under our revolving credit facility will depend upon compliance with these covenants. Events beyond our control could affect our ability to meet these covenants. Our failure to comply with obligations under the agreements governing the notes and our revolving credit facility may result in an event of default under the agreements governing the notes and our revolving credit facility, respectively. A default, if not cured or waived, may permit acceleration of this indebtedness and our other indebtedness. We may not have funds available to remedy these defaults. If our indebtedness is accelerated, we may not have

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sufficient funds available to pay the accelerated indebtedness and may not have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our revolving credit facility, will be at variable rates of interest and expose us to interest rate risk. As such, our net income is sensitive to movements in interest rates. There are many economic factors outside our control that have in the past, and may in the future, impact rates of interest including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Such increases in interest rates could have a material adverse effect on our financial conditions and results of operations.

The exchange notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of the subsidiary guarantors, and to the existing and future debt of the subsidiaries that do not guarantee the exchange notes.

The exchange notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of the subsidiary guarantors, and to the existing and future debt of the subsidiaries that do not guarantee the exchange notes.

The exchange notes will not be secured by any of our assets or the assets of the subsidiary guarantors. As a result, the indebtedness represented by the exchange notes will effectively be subordinated to any secured indebtedness that we or the subsidiary guarantors may incur, to the extent of the value of the assets securing such indebtedness. The terms of the Indenture permit us and the subsidiary guarantors to incur secured debt, subject to limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a superior claim to their collateral. In the event of the dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

As of September 30, 2017, after giving effect to the add-on offering and the application of the net proceeds therefrom as described under “Use of Proceeds”:

•	our consolidated senior secured indebtedness, including capital leases, totaled approximately $188.4 million;

•	we had $263.1 million of additional availability under our revolving credit facility (net of $73.0 million drawn and $13.9 million of letters of credit) subject to certain covenants, all of which was secured; and

•	our subsidiaries guaranteeing the exchange notes had indebtedness, including subsidiary guarantees of our indebtedness, of approximately $1.2 billion, of which approximately $156.0 million was secured.

For the fiscal year ended September 30, 2017, after giving effect to the add-on offering and the application of net proceeds therefrom, our non-guarantor subsidiaries generated 20.5% of our consolidated total revenue, and 24.3% of our consolidated EBITDA. In addition, at September 30, 2017, after giving effect to the add-on offering and the application of the net proceeds therefrom, our non-guarantor subsidiaries held 25.3% of our total consolidated assets and 15.5% of our total consolidated liabilities and had approximately $65.2 million of indebtedness.

For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our subsidiaries guaranteeing the notes and our non-guarantors subsidiaries, see the footnotes to our financial statements, which are incorporated herein by reference.

If we default on our obligations to pay our other indebtedness we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our

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indebtedness (including covenants in the indenture governing the exchange notes and our revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under the agreement governing our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our revolving credit facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our revolving credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross-default under the agreement governing our revolving credit facility. Our revolving credit facility also provides that a change of control, as defined in the agreement governing such facility, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture governing the notes may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the Indenture that would trigger our obligation to repurchase the notes. If an event occurs that does not constitute a “Change of Control” as defined in the Indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Notes— Change of Control Offer.”

You may not be able to determine when a change of control has occurred and may not be able to require us to purchase the notes as a result of a change in the composition of the directors on our board of directors.

Legal uncertainty regarding what constitutes a change of control and the provisions of the Indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, which would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of the assets of Griffon and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the issuers to repurchase notes as a result of a transfer of less than all of the assets of Griffon to another person may be uncertain. As noted below, under certain circumstances the sale or disposition of a Minority Business (as defined below) shall not be deemed to constitute a disposition of “all or substantially all” of our assets.

In addition, in a recent decision that was subsequently affirmed by the Delaware Supreme Court, the Court of Chancery of the State of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

The terms of the indenture governing the notes include exceptions to certain covenants relating to a sale of a Minority Business.

The terms of the indenture governing the notes include exceptions to certain covenants that apply in the event that a future sale or disposition (whether directly or indirectly, whether by sale or transfer of any such assets, or of any capital stock or other interest in any entity holding such assets, or by merger or consolidation or of any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition (each as defined in “Description of Notes”)) of any business unit which represents less than 50% of our Segment Adjusted EBITDA (as defined in “Description of Notes”) (a “Minority Business”). Accordingly, we may sell or dispose of a Minority Business at any time subject to certain conditions. For important information regarding this exception and the applicable obligations and restrictions, see “Description of Notes—Change of Control,” “Description of Notes—Merger and Consolidation” and “Description of Notes—Certain Definitions.”

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If we sell or dispose of any such Minority Business, we may not receive any cash proceeds depending on the structure of such sale or disposition, and, to the extent cash proceeds are received, we may be unable to reinvest the net proceeds of such sale in businesses or assets that produce similar net sales or earnings or Adjusted EBITDA. Accordingly, a sale of a Minority Business could adversely impact our operating results and financial performance, as well as the price, liquidity and ratings of the notes. Such risks could be significant.

Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will generally be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on its business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay those debts as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such indebtedness.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt. If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. As was demonstrated in a bankruptcy case originating in the State of Florida which was affirmed by a decision by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws.

If the notes are rated investment grade at any time by both Moody’s and Standard & Poor’s, most of the restrictive covenants and corresponding events of default contained in the indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by both Moody’s Investors Service and Standard & Poor’s Ratings Services, equals or exceeds Baa3 and BBB-, respectively, or any equivalent replacement ratings, and no default has occurred and is continuing under the indenture governing the notes, we will no longer be subject to most of the restrictive covenants contained in the Indenture. Any restrictive covenants that cease to apply to us as a result of achieving these ratings will be restored if one or both of the credit ratings on the notes later fall below these thresholds or in certain other circumstances. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments, make distributions and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the indenture governing the notes even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants are suspended,

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holders of the notes will have less credit protection than at the time the notes are issued. See “Description of Notes—Suspension of Covenants.”

The amount that can be collected under the guarantees will be limited.

Like the guarantees on the existing exchange notes, each of the guarantees on the exchange notes will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, avoidable. See “Risk Factors—Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.” In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the exchange notes. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.

Risks Related to Our Business

Current worldwide economic uncertainty and market volatility could adversely affect our businesses.

The current worldwide economic uncertainty and market volatility could continue to have an adverse effect on us during 2018, particularly in HBP, which is substantially linked to the U.S. housing market and the U.S. economy in general. Purchases of AMES’ products are discretionary for consumers who are generally more willing to purchase products during periods in which favorable macroeconomic conditions prevail. Additionally, the current condition of the credit markets could impact our ability to refinance expiring debt, obtain additional credit for investments in current businesses or for acquisitions, with favorable terms, or may render financing unavailable. We are also exposed to basic economic risks including a decrease in the demand for the products and services it offers or a higher likelihood of default on its receivables.

Adverse trends in the housing sector and in general economic conditions will directly impact our business.

HBP’s business is influenced by market conditions for new home construction and renovation of existing homes. For the year ended September 30, 2017, approximately 73% of our consolidated revenue was derived from the HBP segment, which is heavily dependent on new home construction and renovation of existing homes. The strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors such as migration into the U.S. and migration of the population within the U.S., also have an effect on HBP. To the extent market conditions for new home construction and renovation of existing home are weaker than expected, this will likely have an adverse impact on the performance and financial results of the HBP business.

We operate in highly competitive industries and may be unable to compete effectively.

Our operating companies face intense competition in each of the markets served. We compete primarily on the basis of technical expertise, product differentiation quality of products and services, and competitive prices. There are a number of competitors to Griffon, some of which are larger and have greater resources than our operating companies. As the economy continues to become more global, our operating companies may face additional competition from companies that operate in countries with significantly lower operating costs.

Many of HBP’s customers are large mass merchandisers, such as discount stores, home centers, warehouse clubs, office superstores, commercial distributors and e-commerce companies. The growing share of the market represented by these large mass merchandisers, together with changes in consumer shopping patterns, has contributed to the increase of multi-category retailers and e-commerce companies that have strong negotiating power with suppliers. Many of these retailers import products directly from foreign sources to source and sell products under their own private label brands to compete with HBP’s products, which puts increasing price pressure on our products. In addition, the intense competition in the retail and e-commerce sectors, combined with the overall increasingly competitive economic environment, may result in a number of customers experiencing financial difficulty, or failing in the future. The loss of, or a failure by, one of HBP’s large customers could adversely impact HBP’s sales and operating cash flows.

To address all of these challenges, HBP must be able to respond to these competitive pressures, and the failure to respond effectively could result in a loss of sales, reduced profitability and a limited ability to recover cost increases through price increases. In addition, there can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our financial results.

The loss of large customers can harm financial results.

A small number of customers account for, and are expected to continue to account for, a substantial portion of our consolidated revenue. Home Depot, Lowe’s, Menards and Bunnings are significant customers of HBP with Home Depot accounting for

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approximately 17% of consolidated revenue and 23% of HBP’s revenue for the year ended September 30, 2017. The U.S. Government and its agencies and subcontractors, including Lockheed Martin and Boeing, is a significant customer of Telephonics, and together accounts for approximately 18% of consolidated revenue and 66% of Telephonics segment revenue (Lockheed Martin and Boeing each represent less than 10% of consolidated revenue inclusive of such sales to the U.S. Government). Future operating results will continue to substantially depend on the success of our largest customers, as well as our relationship with them. Orders from these customers are subject to fluctuation and may be reduced materially due to changes in customer needs or other factors. Any reduction or delay in sales of products to one or more of these customers could significantly reduce our revenue. Our operating results will also depend on successfully developing relationships with additional key customers. We cannot assure that our largest customers will be retained or that additional key customers will be recruited. Also, HBP extends credit to its customers, which exposes it to credit risk. HBP’s largest customer accounted for approximately 26% and 19% of HBP’s and Griffon’s net accounts receivable as of September 30, 2017, respectively. If this customer were to become insolvent or otherwise unable to pay its debts, the financial condition, results of operations and cash flows of HBP and Griffon could be adversely affected.

Reliance on third party suppliers and manufacturers may impair AMES’ ability to meet its customer demands.

AMES relies on a limited number of domestic and foreign companies to supply components and manufacture certain of its products. The percentage of AMES products sourced, based on revenue, approximated 40% in 2017. Reliance on third party suppliers and manufacturers may reduce control over the timing of deliveries and quality of AMES’ products. Reduced product quality or failure to deliver products timely may jeopardize relationships with certain of AMES’ key customers. In addition, reliance on third party suppliers or manufacturers may result in the failure to meet AMES’ customer demands. Continued turbulence in the worldwide economy may affect the liquidity and financial condition of AMES’ suppliers. Should any of these parties fail to manufacture sufficient supply, go out of business or discontinue a particular component, alternative suppliers may not be found in a timely manner, if at all. Such events could impact AMES’ ability to fill orders, which could have a material adverse effect on customer relationships.

If we are unable to obtain raw materials for products at favorable prices it could adversely impact operating performance.

HBP’s suppliers primarily provide resin, wood, steel and wire rod. These segments could experience shortages of raw materials or components for products or be forced to seek alternative sources of supply. If temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors require raw materials to be secured from sources other than current suppliers, the terms may not be as favorable as current terms or certain materials may not be available at all. In recent years, HBP has experienced price increases in steel and plastic resins.

While most key raw materials used in our businesses are generally available from numerous sources, raw materials are subject to price fluctuations. Because raw materials in the aggregate constitute a significant component of the cost of goods sold, price fluctuations could have a material adverse effect on our results of operations. Our ability to pass raw material price increases to customers is limited due to supply arrangements and competitive pricing pressure, and there is generally a time lag between increased raw material costs and implementation of corresponding price increases for our products. In particular, sharp increases in raw material prices are more difficult to pass through to customers and may negatively affect short-term financial performance.

AMES and ClosetMaid are subject to risks associated with sourcing from Asia.

A substantial amount of AMES finished goods sourcing is done through supply agreements with China based vendors, and ClosetMaid sources a substantial amount of raw material from China. China does not have a well-developed, consolidated body of laws governing agreements with international customers. Enforcement of existing laws or contracts based on existing law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary on matters of international trade in many cases creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Products entering from China may be subject to import quotas, import duties and other restrictions. Any inability to import these products into the U.S. and any tariffs that may be levied with respect to these products may have a material adverse result on AMES’ or ClosetMaid’s business and results of operations, financial position and cash flows.

Our businesses are subject to seasonal variations and the impact of uncertain weather patterns.

Historically, our revenue and income are lowest in our first and fourth quarters ending December 31, and September 30, respectively, and highest in our second and third quarters ending March 31, and June 30, respectively, primarily due to the seasonality of AMES’ business. With the 2014 acquisition of Northcote and Cyclone, and the 2017 acquisitions of Hills, La Hacienda and Tuscan Path, AMES’ revenue is less susceptible to seasonality. In 2017, 55% of AMES’ sales occurred during the second and third quarters compared to 56% in both 2016 and 2015. CBP’s business is driven by residential renovation and construction during warm weather, which is generally at reduced levels during the winter months, generally in our second quarter.

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ClosetMaid’s revenue and income are historically the lowest in the second quarter ended March 31 and highest in the first quarter ended December 30, primarily due to the holiday season. Our revenue is still expected to be lowest in the first and fourth quarters, subject to variations in weather and the related impact on AMES.

Demand for lawn and garden products is influenced by weather, particularly weekend weather during the peak gardening season. AMES sales volumes could be adversely affected by certain weather patterns such as unseasonably cool or warm temperatures, hurricanes, water shortages or floods. In addition, lack of snow or lower than average snowfall during the winter season may result in reduced sales of certain AMES products, such as snow shovels and other snow tools. As a result, AMES’ results of operations, financial results and cash flows could be adversely impacted.

Each of our businesses faces risks related to the disruption of its primary manufacturing facilities.

The manufacturing facilities for each of our businesses are concentrated in just a few locations, and in the case of ClosetMaid, some of these are located abroad in low-cost locations. Any of our manufacturing facilities are subject to disruption for a variety of reasons, such as natural or man-made disasters, terrorist activities, disruptions of our information technology resources, and utility interruptions. Such disruptions may cause delays in shipping products, which could result in the loss of business or customer trust, adversely affecting our businesses and operating results.

Manufacturing capacity constraints or increased manufacturing costs may have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our current manufacturing resources may be inadequate to meet significantly increased demand for some of its products. Our ability to increase our manufacturing capacity depends on many factors, including the availability of capital, steadily increasing consumer demand, equipment delivery, construction lead-times, installation, qualification, regulatory permitting and regulatory requirements. Increasing capacity through the use of third party manufacturers may depend on our ability to develop and maintain such relationships and the ability of such third parties to devote additional capacity to fill its orders.

A lack of sufficient manufacturing capacity to meet demand could cause our customer service levels to decrease, which may negatively affect customer demand for our products and customer relations generally, which in turn could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, operating facilities at or near capacity may also increase production and distribution costs and negatively affect relations with our employees or contractors, which could result in disruptions in our operations.

In addition, our manufacturing costs may increase significantly and we may not be able to successfully recover these cost increases with increased pricing to its customers.

If Ames and ClosetMaid do not continue to develop and maintain leading brands or realize the anticipated benefits of increased advertising and promotion spend, their operating results may suffer.

The ability of each of Ames and ClosetMaid to compete successfully depends in part on each such company’s ability to develop and maintain leading brands so that such company’s retail and other customers will need its products to meet consumer demand. Leading brands allow each of Ames and ClosetMaid to realize economies of scale in its operations. The development and maintenance of such brands require significant investment in brand-building and marketing initiatives. While each of Ames and ClosetMaid plans to continue to increase its expenditures for advertising and promotion and other brand-building and marketing initiatives over the long term, the initiatives may not deliver the anticipated results and the results of such initiatives may not cover the costs of the increased investment.

Unionized employees could strike or participate in a work stoppage.

At September 30, 2017, we employed approximately 4,700 people on a full-time basis, approximately 9% of whom are covered by collective bargaining or similar labor agreements (all within Telephonics and AMES). If unionized employees engage in a strike or other work stoppage, or if we are unable to negotiate acceptable extensions of agreements with labor unions, a significant disruption of operations and increased operating costs could occur. In addition, any renegotiation or renewal of labor agreements could result in higher wages or benefits paid to unionized employees, which could increase operating costs and could have a material adverse effect on profitability. With the inclusion of the ClosetMaid acquisition on October 2, 2017, Griffon and its subsidiaries employ approximately 6,200 people.

We may be required to record impairment charges for goodwill and indefinite-lived intangible assets.

We are required to assess goodwill and indefinite-lived intangible assets annually for impairment or on an interim basis if changes in circumstances or the occurrence of events suggest impairment exists. If impairment testing indicates that the carrying value of

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reporting units or indefinite-lived intangible assets exceeds the respective fair value, an impairment charge would be recognized. If goodwill or indefinite-lived intangible assets were to become impaired, the results of operations could be materially and adversely affected.

Telephonics’ business depends heavily upon government contracts and, therefore, the defense budget.

Telephonics sells products to the U.S. government and its agencies both directly and indirectly as a first-tier supplier to prime contractors in the defense industry such as Lockheed Martin, Boeing and Northrop Grumman. In the year ended September 30, 2017, U.S. government contracts and subcontracts accounted for approximately 18% of our consolidated revenue. Contracts involving the U.S. government may include various risks, including:

•	termination for default or for convenience by the government;

•	reduction or modification in the event of changes in the government’s requirements or budgetary constraints;

•	increased or unexpected costs, causing losses or reduced profits under contracts where Telephonics’ prices are fixed, or determinations that certain costs are not allowable under particular government contracts;

•	the failure or inability of the prime contractor to perform its contract in circumstances where Telephonics is a subcontractor;

•	failure to observe and comply with government business practice and procurement regulations such that Telephonics could be suspended or barred from bidding on or receiving awards of new government contracts;

•	the failure of the government to exercise options for additional work provided for in contracts

•	the inherent discretion of government agencies in determining whether Telephonics has complied with all specifications set forth in a government contract; and

•	the government’s right, in certain circumstances, to freely use technology developed under these contracts.

All of Telephonics’ U.S. Government end-user contracts contain a termination for convenience clause, regardless if Telephonics is the prime contractor or the subcontractor. This clause generally entitles Telephonics, upon a termination for convenience, to receive the purchase price for delivered items, reimbursement of allowable work-in-process costs, and an allowance for profit. Allowable costs would include the costs to terminate existing agreements with suppliers.

The programs in which Telephonics participates may extend for several years, and may be funded on an incremental basis. Decreases in the U.S. defense budget, in particular with respect to programs to which Telephonics supplies materials, could have a material adverse impact on Telephonics’ financial conditions, results of operations and cash flows. The U.S. government may not continue to fund programs to which Telephonics’ development projects apply. Even if funding is continued, Telephonics may fail to compete successfully to obtain funding pursuant to such programs. Reductions to funding on existing programs or delays in the funding of new opportunities could affect the timing of revenue recognition, and impact Telephonics’ and Griffon’s results of operations.

Ability of government to fund and conduct its operations.

The impact of a government shutdown for any duration could have a material adverse effect on Telephonics’ revenues, profits and cash flows. Telephonics relies on government personnel to conduct routine business processes related to the inspection and delivery of products for various programs, to approve and pay certain billings and invoices, to process export licenses and for other administrative services that, if disrupted, could have an immediate impact on Telephonics’ business.

Telephonics’ business could be adversely affected by a negative audit by the U.S. Government.

As a government contractor, and a subcontractor to government contractors, Telephonics is subject to audits and investigations by U.S. Government Agencies such as the Defense Contract Audit Agency, the Defense Security Service, with respect to its classified contracts, other Inspectors General and the Department of Justice. These agencies review a contractor’s performance under its contracts, its cost structure and compliance with applicable laws and standards as well as compliance with applicable regulations, including those relating to facility and personnel security clearances. These agencies also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s management, purchasing, property, estimating, compensation, and accounting and information systems. Any costs found to be misclassified or improperly allocated to a specific contract will not be reimbursed, or must be refunded if already billed and collected. We could incur significant expenses in complying with audits and subpoenas issued by the government in aid of inquiries and investigations. If an audit or an investigation uncovers

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improper or illegal activities, Telephonics may be subject to civil and criminal penalties and/or administrative sanctions, which could include contract termination, forfeiture of profit, suspension of payments, fines, including treble damages, and suspension or prohibition from doing business with the U.S. Government. In addition, if allegations of impropriety are made, Telephonics and Griffon could suffer serious harm to their reputations.

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect customer relations, future business opportunities, and our overall profitability.

Telephonics designs, develops and manufactures advanced and innovative surveillance and communication products for a broad range of applications for use in varying environments. As with many of our programs, system specifications, operational requirements and test requirements are challenging, exacerbated by the need for quick delivery schedules. Technical problems encountered and delays in the development or delivery of such products, as well as the inherent discretion involved in government approval related to compliance with applicable specifications of products supplied under government contracts, could prevent us from meeting contractual obligations, which could subject us to termination for default. Under a termination for default, we are entitled to negotiate payment for undelivered work if the Government requests the transfer of title and delivery of partially completed supplies and materials. Conversely, if the Government does not make this request, there is no obligation to reimburse us for its costs incurred. We may also be subject to the repayment of advance and progress payments, if any. Additionally, we may be liable to the Government for any of its excess costs incurred in acquiring supplies and services similar to those terminated for default, and for other damages. Should any of the foregoing events occur, it could result in a material adverse effect on our financial position.

Our business could be negatively affected by cyber or other security threats or other disruptions.

As a U.S. defense contractor, Telephonics may be the target of cyber security threats to its information technology infrastructure and unauthorized attempts to gain access to sensitive information. The types of threats could vary from attacks common to most industries to more advanced and persistent, highly organized adversaries who target us because of national security information in our possession. If we are unable to protect sensitive information, our customers or governmental authorities could question the adequacy of our security processes and procedures and our compliance with evolving government cyber security requirements for government contractors. Due to the evolving nature of these security threats, however, the impact of any future incident cannot be predicted.

The costs related to cyber or other security threats or disruptions could be significant. Security events such as these could adversely affect our internal operations, our future financial results, our reputation, as well as result in the loss of competitive advantages derived from our research and development efforts and other intellectual property.

If our subcontractors or suppliers fail to perform their obligations, our performance and our ability to win future business could be harmed.

We rely on other companies to provide materials, major components and products to fulfill our contractual obligations. Such arrangements may involve subcontracts, teaming arrangements, or supply agreements with other companies. There is a risk that we may have disputes regarding the quality and timeliness of work performed. In addition, changes in the economic environment, including defense budgets and constraints on available financing, may adversely affect the financial stability of our supply chain and their ability to meet their performance requirements or to provide needed supplies on a timely basis. A disruption or failure of any supplier could have an adverse effect on the business resulting in an impact to profitability, possible termination of a contract, imposition of fines or penalties, and harm to our reputation impacting our ability to secure future business.

Our companies must continually improve existing products, design and sell new products and invest in research and development in order to compete effectively.

The markets for our products are characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in these markets, future success depends on our ability to develop new technologies, products, processes and product applications. Our long-term success in the competitive retail environment and the industrial and commercial markets depends on our ability to develop and commercialize a continuing stream of innovative new products that are appealing to our ultimate end users and create demand. New product development and commercialization efforts, including efforts to enter markets or product categories in which we have limited or no prior experience, have inherent risks. These risks include the costs involved, such as development and commercialization, product development or launch delays, and the failure of new products and line extensions to achieve anticipated levels of market acceptance or growth in sales or operating income.

We also face the risk that our competitors will introduce innovative new products that compete with our products. In addition, sales generated by new products could cause a decline in sales of our other existing products. If new product development and commercialization efforts are not successful, our financial results could be adversely affected.

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Product and technological developments are accomplished both through internally-funded R&D projects, as well as through strategic partnerships with customers. Because it is not generally possible to predict the amount of time required and costs involved in achieving certain R&D objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our financial condition and results of operations may be materially and adversely affected if

•	product improvements are not completed on a timely basis;

•	new products are not introduced on a timely basis or do not achieve sufficient market penetration;

•	there are budget overruns or delays in R&D efforts; or

•	new products experience reliability or quality problems, or otherwise do not meet customer preferences or requirements.

We may be unable to implement our acquisition growth strategy, which may result in added expenses without a commensurate increase in revenue and income and divert management’s attention.

Making strategic acquisitions is a significant part of our growth plans. The ability to successfully complete acquisitions depends on identifying and acquiring, on acceptable terms, companies that either complement or enhance currently held businesses or expand Griffon into new profitable businesses, and, for certain acquisitions, obtaining financing on acceptable terms. Additionally, we must properly integrate acquired businesses in order to maximize profitability. The competition for acquisition candidates is intense and we cannot assure that we will successfully identify acquisition candidates and complete acquisitions at reasonable purchase prices, in a timely manner, or at all. Further, there is a risk that acquisitions will not be properly integrated into our existing structure. We closed the acquisitions of La Hacienda, Tuscan Path, ClosetMaid and Harper Brush in the months of July through November 2017, and this integration risk may be exacerbated when numerous acquisitions are consummated in a short time period.

In implementing an acquisition growth strategy, the following may be encountered:

•	costs associated with incomplete or poorly implemented acquisitions;

•	expenses, delays and difficulties of integrating acquired companies into our existing organization;

•	dilution of the interest of existing stockholders;

•	diversion of management’s attention; or

•	difficulty in obtaining financing on acceptable terms, or at all.

An unsuccessful implementation of our acquisition growth strategy could have an adverse impact on our results of operations, cash flows and financial condition.

The loss of certain key officers or employees could adversely affect our business.

Our success is materially dependent upon the continued services of certain key officers and employees. The loss of such key personnel could have a material adverse effect on our operating results or financial condition.

We are exposed to a variety of risks relating to non-U.S. sales and operations, including non-U.S. economic and political conditions and fluctuations in exchange rates.

We and our companies conduct operations in Canada, Australia, the United Kingdom and China, and sell our products in many countries around the world. Following the ClosetMaid acquisition on October 2, 2017, we now have significant manufacturing operations in Mexico and additional manufacturing operations in China. Sales of products through non-U.S. subsidiaries accounted for approximately 15% of consolidated revenue for the year ended September 30, 2017. These sales could be adversely affected by changes in political and economic conditions, trade protection measures, our ability to enter into industrial cooperation agreements (off-set agreements), differing intellectual property rights laws and changes in regulatory requirements that restrict the sales of products or increase costs in such locations. Enforcement of existing laws in such jurisdictions can be uncertain, and the lack of a sophisticated body of laws can create various uncertainties, including with respect to customer and supplier contracts. Currency fluctuations between the U.S. dollar and the currencies in the non-U.S. regions in which we do business may also have an impact on future reported financial results.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations. We are subject to various anti-corruption laws that prohibit

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improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. In addition, we are subject to export controls, laws and regulations applicable to us, including the Arms Export Control Act, the International Traffic in Arms Regulation and the Export Administration Regulations, and economic sanctions laws and embargoes imposed by various governments or organizations, including the U.S. and the European Union or member countries. Violations of anti-corruption, export controls, or sanctions laws may result in severe criminal or civil sanctions and penalties, including debarments from export privileges, loss of authorizations needed to conduct our international business, or harm our ability to enter into contracts with the U.S. Government, and we may be subject to other liabilities, which could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect our proprietary rights.

We rely on a combination of patent, copyright and trademark laws, common law, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect proprietary rights. Such measures do not provide absolute protection and we cannot give assurance that measures for protecting these proprietary rights are and will be adequate, or that competitors will not independently develop similar technologies.

We may inadvertently infringe on, or may be accused of infringing on, proprietary rights held by another party.

We are regularly improving our technology and employing existing technologies in new ways. Though we take reasonable precautions to ensure we do not infringe on the rights of others, it is possible that we may inadvertently infringe on, or be accused of infringing on, proprietary rights held by others. If we are found to have infringed on the propriety rights held by others, any related litigation or settlement relating to such infringement may have a material effect on our business, results of operations and financial condition.

We are exposed to product liability and warranty claims.

We are subject to product liability and warranty claims in the ordinary course of business, including with respect to former businesses now included within discontinued operations. These claims relate to the conformity of our products with required specifications, and to alleged or actual defects in our products (or in end-products in which our products were a component part) that cause damage to property or persons. There can be no assurance that the frequency and severity of product liability claims brought against us will not increase, which claims can be brought either by an injured customer of an end product manufacturer who used one of our products as a component or by a direct purchaser. There is also no assurance that the number and value of warranty claims will not increase as compared to historical claim rates, or that our warranty reserve at any particular time is sufficient. No assurance can be given that indemnification from customers or coverage under insurance policies will be adequate to cover future product liability claims against us; for example, product liability insurance typically does not cover claims for punitive damages. Warranty claims are typically not covered by insurance at all. Product liability insurance can be expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a product liability claim is successfully asserted. Furthermore, if any significant claims are made, our business and related financial condition may be adversely affected by negative publicity.

We have been, and may in the future be, subject to claims and liabilities under environmental laws and regulations.

Our operations and assets are subject to environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment, in various jurisdictions in which we operate. We do not expect to make any expenditure with respect to ongoing compliance with or remediation under these environmental laws and regulations that would have a material adverse effect on our business, operating results or financial condition. However, the applicable requirements under environmental laws and regulations may change at any time.

We can incur environmental costs related to sites that are no longer owned or operated, as well as third-party sites to which hazardous materials are sent. We cannot be assured that material expenditures or liabilities will not be incurred in connection with such claims. See the Commitment and Contingencies footnote in the Notes to Consolidated Financial Statements, which are incorporated herein by reference, for further information on environmental contingencies. Based on facts presently known, the outcome of current environmental matters are not expected to have a material adverse effect on our results of operations and financial condition. However, presently unknown environmental conditions, changes in environmental laws and regulations or other unanticipated events may give rise to claims that may involve material expenditures or liabilities.

Changes in income tax laws and regulations or exposure to additional income tax liabilities could adversely affect profitability.

We are subject to federal, state and local income taxes in the United States and in various taxing jurisdictions outside the United States Tax provisions and liabilities are subject to the allocation of income among various U.S. and international tax jurisdictions. Our

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effective tax rate could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in any valuation allowance for deferred tax assets or the amendment or enactment of tax laws. The amount of income taxes paid is subject to audits by U.S. federal, state and local tax authorities, as well as tax authorities in the taxing jurisdictions outside the United States. If such audits result in assessments different from recorded income tax liabilities, our future financial results may include unfavorable adjustments to our income tax provision.

We may be unable to raise additional financing if needed

We may need to raise additional financing in the future in order to implement our business plan, refinance debt, or to acquire new or complimentary businesses or assets. Any required additional financing may be unavailable, or only available at unfavorable terms, due to uncertainties in the credit markets. If we raise additional funds by issuing equity securities, current holders of its common stock may experience significant ownership interest dilution and the holders of the new securities may have rights senior to the rights associated with current outstanding common stock.

We have the ability to issue additional equity securities, which would lead to dilution of issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution to existing stockholders’ equity interests. We are authorized to issue, without stockholder vote or approval, 3,000,000 shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. While there is no present intention of issuing any such preferred stock, we reserve the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to 85,000,000 shares of common stock, of which 47,106,202 shares, net of treasury shares, were outstanding as of September 30, 2017. Additionally, we are authorized to issue, without stockholder approval, securities convertible into either shares of common stock or preferred stock.

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FORWARD-LOOKING STATEMENTS

This prospectus, contains certain “forward-looking statements” within the meaning of the Securities Act, the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which we operate and the United States and global economies. Statements in this prospectus that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results of operations, financial condition and liquidity or developments may not be indicative of results or developments in subsequent periods.

Among the factors that may cause actual results and expectations to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•	our substantial indebtedness;

•	current economic conditions and uncertainties in the housing, credit and capital markets;

•	our ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives;

•	the ability to identify and successfully consummate and integrate value-adding acquisition opportunities;

•	increasing competition and pricing pressures in the markets served by our operating companies;

•	the ability of our operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations;

•	reduced military spending by the government on projects for which our Telephonics Corporation (“Telephonics”) supplies products, including as a result of defense budget cuts and other government actions;

•	the ability of the federal government to fund and conduct its operations;

•	increases in the cost of raw materials such as resin, wood and steel;

•	changes in customer demand or loss of a material customer at one of our operating companies;

•	the potential impact of seasonal variations and uncertain weather patterns on certain of our businesses;

•	political events that could impact the worldwide economy;

•	a downgrade in our credit ratings;

•	changes in international economic conditions including interest rate and currency exchange fluctuations;

•	the reliance by certain of our businesses on particular third party suppliers and manufacturers to meet customer demands;

•	the relative mix of products and services offered by our businesses, which impacts margins and operating efficiencies;

•	the ability to successfully operate and integrate ClosetMaid’s operations;

•	the extent to which we realize anticipated tax benefits from the ClosetMaid Acquisition;

•	the ability to consummate the sale of PPC;
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short-term capacity constraints or prolonged excess capacity;

•	unforeseen developments in contingencies, such as litigation, regulatory and environmental matters;

•	unfavorable results of government agency contract audits of Telephonics;

•	possible cyber or other security threats to our infrastructure;

•	our ability to adequately protect and maintain the validity of patent and other intellectual property rights;

•	the cyclical nature of the businesses of certain of our operating companies; and

•	possible terrorist threats and actions, and the possible outbreak of war or other military conflict, and their impact on the global economy.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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USE OF PROCEEDS

We will not receive any cash proceeds from this exchange offer. Because we are exchanging the exchange notes for the add-on notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the add-on notes.

The net proceeds from the add-on offering were approximately $272.5 million, including the note premium and accrued interest from September 1, 2017 to the date of issuance and after deducting the initial purchasers’ discount. These net proceeds were used (i) to finance the ClosetMaid Acquisition, (ii) for general corporate purposes (including, without limitation, to temporarily repay borrowings under our revolving credit facility), and (iii) for the payment of related fees and expenses. Subsequently, we may re-borrow amounts repaid under our revolving credit facility for general corporate purposes, including to fund acquisitions and for share repurchases.

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RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges was as follows for the periods presented:

	Year Ended September 30,
	2013	2014	2015	2016	2017
Ratio of Earnings to Fixed Charges	1.2x	0.9x	1.9x	1.8x	1.6x
Amounts by which earnings are inadequate to cover fixed charges	—	$6,659	—

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represents pre-tax income from continuing operations plus fixed charges plus capitalized interest amortization less capitalized interest and (b) fixed charges represents interest expense plus capitalized interest plus the portion of rent expense deemed to be the equivalent of interest.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2017 on a historical basis and on an as adjusted basis to give effect to the add-on offering and the application of the net proceeds therefrom. You should read this table in conjunction with “Description of Other Indebtedness” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated audited and unaudited financial statements and the related notes thereto in our Annual Report on Form 10-K for the year ended September 30, 2017, which is incorporated by reference in this prospectus.

	Actual	As adjusted to give effect to the add-on offering and application of net proceeds
	(Dollars in thousands)
Cash and Cash Equivalents	$47,681	$47,681

Debt:
Revolving Credit Facility(1)	144,215	73,008
Existing Notes Due 2022	725,000	725,000
New Notes Offered Hereby(2)	—	275,000
Other Debt(3)	145,133	145,133
Total Debt	$1,014,348	$1,218,141
Total Equity(4)	398,808	398,808
Total Capitalization	$1,413,156	$1,616,949

(1)	As of September 30, 2017, we had $144.2 million outstanding under our revolving credit facility. On an as adjusted basis as of September 30, 2017, there would have been $263.1 million of availability under the revolving credit facility and $13.9 million in letters of credit expected to be outstanding.

(2)	The add-on notes were issued at 101% of par.

(3)	Amount consists of outstanding amounts under our ESOP loans, capital leases, real estate mortgages, foreign lines of credit and term loans and other long-term debt.

(4)	On November 15th, 2017 the Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on December 21, 2017 to shareholders of record as of the close of business on November 29, 2017.
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DESCRIPTION OF OTHER INDEBTEDNESS

The following description of some important terms of some of our indebtedness is not complete and does not contain all the information that may be important to you. For a more complete understanding of our indebtedness, we encourage you to obtain and read the agreements and documents governing this indebtedness, which we will provide to you upon your request. See “Where You Can Find More Information.”

Existing Exchange Notes

The add-on notes offered to be exchanged hereby were issued as additional notes under the indenture pursuant to which the Company previously issued $725.0 million of its 5.25% Senior Notes due 2022. The exchange notes will rank equally with and form a part of a single class of securities with the existing exchange notes for all purposes under the Indenture. For a description of the terms of the existing exchange notes, see “Description of Notes.”

Revolving Credit Facility

On March 13, 2015, Griffon and certain of its subsidiaries amended and restated its revolving credit facility (the “Revolving Credit Facility”), which was originally entered into on March 18, 2011. The other parties to the Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) are the several banks and other financial institutions or entities from time to time parties thereto as lenders, DBSC, as syndication agent, Wells Fargo Bank, National Association, HSBC Bank USA, N.A, and Citizens Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent. The Amended Credit Agreement increased the amount available under our revolving credit facility from $225.0 million to $250.0 million and extended its maturity to March 13, 2020. Our revolving credit facility includes a letter of credit sub-facility with a limit of $50 million, a multi-currency sub-facility of $50 million and in lieu of a swingline sub-facility, same day borrowings of base rate loans. Borrowings under our revolving credit facility may be repaid and re-borrowed at any time, subject to final maturity of our revolving credit facility or the occurrence of a default or event of default under our revolving credit facility. Interest is payable on borrowings at either a LIBOR or base rate benchmark rate, in each case without a floor, plus an applicable margin, which adjusts based on financial performance. The current margins are 1.25% for base rate loans and 2.25% for LIBOR loans.

Our Revolving Credit Facility has three financial maintenance tests, a consolidated leverage ratio, a consolidated senior secured leverage ratio and a consolidated interest coverage ratio, as well as customary affirmative and negative covenants and events of default. Our Revolving Credit Facility also includes certain restrictions, such as limitations on the incurrence of indebtedness and liens and the making of restricted payments and investments. Borrowings under our revolving credit facility are guaranteed by our material domestic subsidiaries and are secured, on a first priority basis, by substantially all assets (except real estate) of Griffon and the guarantors and a pledge of not greater than 65% of the equity interest in each of our material, first-tier foreign subsidiaries.

On March 22, 2016, we and certain of our subsidiaries amended and restated the Revolving Credit Facility to, among other things, increase the size of the facility from $250.0 million to $350.0 million and extend its maturity to March 22, 2021.

On October 2, 2017, we further amended the Revolving Credit Facility to modify the maximum total leverage covenant for the quarters ending December 31, 2017, through March 31, 2019, to provide additional financial and operating flexibility. At September 30, 2017, there were $144,216 in outstanding borrowings and standby letters of credit were $13,890 under the Credit Agreement; $191,894 was available, subject to certain loan covenants, for borrowing at that date.

Following completion of the offering of the add-on notes on October 2, 2017, we used a portion of the proceeds to repay approximately $45.0 million in borrowings under the Revolving Credit Facility.

Foreign Subsidiary Facilities

In September 2015, Clopay Europe GmbH (“Clopay Europe”) entered into a EUR 5.0 million ($5.88 million as of September 30, 2017) revolving credit facility and a EUR 15.0 million term loan. The term loan is payable in twelve quarterly installments of EUR 1.25 million, bears interest at a fixed rate of 2.5% and matures in September 2018. The revolving facility matures in September 2018, but is renewable upon mutual agreement with the bank. The revolving credit facility accrues interest at EURIBOR plus 2.55% per annum (2.55% at September 30, 2017). The revolver and the term loan are both secured by substantially all of the assets of Clopay Europe and its subsidiaries. Griffon guarantees the revolving facility and term loan. The term loan had an outstanding balance of EUR 5.0 million ($5.88 million as of September 30, 2017) and the revolver had outstanding borrowings of EUR 2.5 million ($2.94 million) at September 30, 2017. Clopay Europe is required to maintain a certain minimum equity to assets ratio and is subject to a maximum debt leverage ratio (defined as the ratio of total debt to EBITDA). Clopay Europe is in compliance with these covenants.

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Clopay do Brasil maintains a line of credit of approximately R$7.0 million ($2.21 million as of September 30, 2017). Interest on borrowings accrues at various fixed rates (approximately 14.26% at September 30, 2017). As of September 30, 2017, there was approximately R$4.317 million ($1.363 million as of September 30, 2017) borrowed under the line. PPC guarantees the line.

In November 2012, Garant G.P. (“Garant”) entered into a CAD 15.0 million ($12.03 million as of September 30, 2017) revolving credit facility. The facility accrues interest at LIBOR (USD) or the Bankers Acceptance Rate (CDN) plus 1.3% per annum (2.63% LIBOR USD and 2.65% Bankers Acceptance Rate CDN as of September 30, 2017). The revolving facility matures in October 2019. Garant is required to maintain a certain minimum equity. As of September 30, 2017, there were no borrowings under the revolving credit facility with CAD 15 million ($12.03 million as of September 30, 2017) available for borrowing.

In July 2016, Griffon Australia Holdings Pty Ltd and its Australian subsidiaries (“Griffon Australia”) entered into an AUD 30.0 million term loan and an AUD 10.0 million revolver. The term loan refinanced two existing term loans and the revolver replaced two existing lines. In December 2016, the amount available under the revolver was increased from AUD 10.0 million to AUD 20.0 million and, in March 2017 the term loan commitment was increased by AUD 5 million to AUD 33.5 million. In September 2017, the term loan commitment was increased by AUD 15.0 million to AUD 46.75 million. The term loan requires quarterly principal payments of AUD 1.25 million plus interest with a balloon payment of AUD 37.125 million due upon maturity in June 2019, and accrues interest at Bank Bill Swap Bid Rate “BBSY” plus 2.00% per annum (3.76% at September 30, 2017). As of September 30, 2017, the term loan had an outstanding balance of AUD 45.875 million ($35.943 million as of September 30, 2017). The revolving facility matures in November 2018, but is renewable upon mutual agreement with the bank, and accrues interest at BBSY plus 2.0% per annum (3.65% at September 30, 2017). At September 30, 2017, the revolver had an outstanding balance of AUD 12 million ($9.4 million at September 30, 2017). The revolver and the term loan are both secured by substantially all of the assets of Griffon Australia and its subsidiaries. Griffon guarantees the term loan. Griffon Australia is required to maintain a certain minimum equity level and is subject to a maximum leverage ratio and a minimum fixed charges cover ratio.

ESOP Loans

In August 2016, our ESOP entered into an agreement that refinanced the existing ESOP loan into a new Term Loan in the amount of $35.1 million (the “Agreement”). The Agreement also provided for a Line Note with $10.9 million available to purchase shares of our common stock in the open market. During the year ended September 30, 2017, our ESOP purchased 621,875 shares of common stock for a total of $10.9 million or $17.54 per share with proceeds from the Line Note. On June 30, 2017, the Term Loan and Line Note were combined into a single Term Loan. The Term Loan bears interest at LIBOR plus 2.50%. The Term Loan requires quarterly principal payments of $0.57 million, with a balloon payment due at maturity on March 22, 2020. As of September 30, 2017, $42.365 million, net of issuance costs, was outstanding under the Term Loan. The Term Loan is secured by shares purchased with the proceeds of the loan and with a lien on a specific amount of our assets (which lien ranks pari passu with the lien granted on such assets under the Credit Agreement) and is guaranteed by us.

Real Estate Mortgages

In September 2015 and March 2016, we entered into mortgage loans in the amounts of $32.3 million and $8.0 million, respectively. The mortgage loans are secured by four properties occupied by our subsidiaries. The loans mature in September 2025 and April 2018, respectively, are collateralized by the specific properties financed and are guaranteed by us. The loans bear interest at a rate of LIBOR plus 1.50%. At September 30, 2017, $23.3 million was outstanding under the mortgages, net of issuance costs.

At September 30, 2017, we and our subsidiaries were in compliance with the terms and covenants of our credit and loan agreements.

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THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On October 2, 2017, we issued and sold the add-on notes to the initial purchasers without registration under the Securities Act pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act. The initial purchasers subsequently sold the add-on notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because the add-on notes are subject to transfer restrictions, we entered into the registration rights agreement under which we agreed to:

•	file with the SEC the registration statement of which this prospectus is a part by March 31, 2018;

•	use commercially reasonable efforts to cause the registration statement to become effective by June 29, 2018;

•	use commercially reasonable efforts to complete the exchange offer by August 28, 2018; and

•	file a shelf registration statement for the resale of the add-on notes if we cannot effect an exchange offer by August 28, 2018 and in certain other circumstances.

The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreement.

Under existing interpretations of the SEC, we believe that the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that:

•	it is acquiring the exchange notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and is not participating in, and does not intend to participate in, the distribution of such exchange notes;

•	it is not an affiliate of us, as that term is interpreted by the SEC; and

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

However, each broker-dealer that receives exchange notes for its own account in exchange for add-on notes, where such add-on notes were acquired by such broker-dealer as a result of market-making or other trading activities (a “participating broker dealer”) will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the add-on notes) with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the exchange notes. See “Plan of Distribution.”

The form and terms of the exchange notes are substantially the same as the form and terms of the add-on notes, except that the exchange notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the add-on notes; and will not contain provisions relating to increased interest rates in connection with the add-on notes under circumstances related to the timing of the exchange offer.

The exchange notes will evidence the same debt as the add-on notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the add-on notes. For a description of the Indenture, see “Description of Notes.”

If we and the guarantors fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay an increased interest rate on the add-on notes.

A copy of the registration rights agreement has been filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K dated October 2, 2017 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

We are offering to exchange an aggregate principal amount of up to $275 million of our exchange notes for a like amount of our add-on notes. The add-on notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. The exchange offer is not

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conditioned upon holders tendering a minimum principal amount of add-on notes. As of the date of this prospectus, all of the add-on notes are outstanding.

Add-on notes tendered in the exchange offer must be in denominations of a principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

Holders of the add-on notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your add-on notes or if you tender add-on notes that we do not accept, your add-on notes will remain outstanding and continue to accrue interest and you will be entitled to the rights and benefits holders have under the Indenture relating to the add-on notes and the exchange notes. Existing transfer restrictions would continue to apply to such add-on notes. See “Risk Factors—Risks Related to the Exchange Offer—If you fail to exchange your add-on notes for exchange notes, your add-on notes will continue to be subject to restrictions on transfer and may become less liquid” for more information regarding add-on notes outstanding after the exchange offer.

None of us or the guarantors, or our respective boards of directors or management, recommends that you tender or not tender add-on notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of add-on notes to tender.

The expiration date is 5:00 p.m., New York City time, on February 2, 2018, or such later date and time to which the exchange offer is extended.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the add-on notes;

•	to terminate the exchange offer and not accept any add-on notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all add-on notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus to the holders of the add-on notes disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During an extension, all add-on notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any add-on notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

We will accept all add-on notes validly tendered and not withdrawn. Promptly after the expiration date, we will issue exchange notes registered under the Securities Act to the exchange agent.

The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged add-on notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered add-on notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of add-on notes, letters of transmittal and related documents.

In tendering add-on notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

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•	you have full power and authority to tender, exchange, sell, assign and transfer add-on notes;

•	we will acquire good, marketable and unencumbered title to the tendered add-on notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the add-on notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the add-on notes.

Additionally, each broker-dealer that receives exchange notes for its own account in exchange for add-on notes, where such add-on notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedures for Tendering Add-on notes

Valid Tender

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. The letter of transmittal is to be completed by a holder of add-on notes either if (1) a tender of add-on notes is to be made by delivering physical certificates for such add-on notes to the exchange agent or (2) unless an agent’s message is transmitted in lieu of a letter of transmittal, a tender of add-on notes is to be made by book-entry transfer to the account of the exchange agent at DTC.

Only a holder of record of add-on notes may tender add-on notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC and:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	generate a message to the exchange agent in which the holder of the add-on notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or such other internal deadline set by DTC as the case may be.

In addition, either:

•	the exchange agent must receive add-on notes along with the letter of transmittal; or

•	the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of such add-on notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of add-on notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent.”

A tender by a holder that is accepted by us and not withdrawn before expiration of the exchange offer will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If you tender fewer than all of your add-on notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. The amount of add-on notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of the certificates for the add-on notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or add-on notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

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If you beneficially own add-on notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your add-on notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the add-on notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If the applicable letter of transmittal is signed by the record holder(s) of the add-on notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the add-on notes.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the add-on notes from the exchange agent at its offices listed under the caption “—Exchange Agent.”

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the add-on notes surrendered for exchange are tendered:

•	by a registered holder of add-on notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If add-on notes are registered in the name of a person other than the signer of the letter of transmittal, the add-on notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

DTC Book-Entry Transfers

For tenders by book-entry transfer of add-on notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of add-on notes by causing DTC to transfer the add-on notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender add-on notes.

Accordingly, any participant in DTC may make book-entry delivery of add-on notes by causing DTC to transfer those add-on notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of add-on notes to effect delivery of add-on notes through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent.” In this context, the term “agent’s message” means a message, transmitted by

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DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering add-on notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Determination of Validity

We will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange and withdrawal of any tendered add-on notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of add-on notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of add-on notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. None of us, any of our affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will we or they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of add-on notes by any holder.

Any waiver to the exchange offer will apply to all add-on notes tendered.

Resales of Exchange notes

Based on existing SEC interpretations issued to third parties in unrelated transactions, we believe that the exchange notes will be freely transferable by holders other than our affiliates after the registered exchange offer without further registration under the Securities Act if the holder is acquiring the exchange notes in the ordinary course of its business, has no arrangement or understanding with any person to participate in the distribution of the exchange notes and is not an affiliate of us, as such terms are interpreted by the SEC; provided that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment of the notes) with the prospectus contained in the exchange offer registration statement. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering add-on notes, the holder, other than participating broker-dealers, as defined below, of those add-on notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•	neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of us.

If any holder or any such other person is an “affiliate” of us or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
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Each broker-dealer that receives exchange notes for its own account in exchange for add-on notes must represent that the add-on notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. Any such broker-dealer is referred to as a “participating broker-dealer.” However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired add-on notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the add-on notes pursuant to the exchange offer. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part becomes or is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of add-on notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the add-on notes to be withdrawn;

•	identify the add-on notes to be withdrawn, including the total principal amount of add-on notes to be withdrawn; and

•	where certificates for add-on notes are transmitted, the name of the registered holder of the add-on notes if different from the person withdrawing the add-on notes.

If you delivered or otherwise identified add-on notes to the exchange agent, you must submit the serial numbers of the add-on notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of add-on notes tendered for the account of an eligible institution. If you tendered add-on notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn add-on notes and you must deliver the notice of withdrawal to the exchange agent and otherwise comply with the procedures of the facility. You may not rescind withdrawals of tender; however, properly withdrawn add-on notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Add-on notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. None of us, any of our affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we be liable for failing to give any such notice.

Withdrawn add-on notes will be returned to the holder after withdrawal. In the case of add-on notes tendered by book-entry transfer through DTC, the add-on notes withdrawn or not exchanged will be credited to an account maintained with DTC. Any add-on notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any add-on notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act;

•	we have not received all applicable governmental approvals;

•	the exchange offer, or the making of any exchange by a holder of add-on notes, would violate applicable law or any applicable interpretation or policy of the staff of the SEC; or
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•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. However, any such condition, other than any involving government approval, must be satisfied or waived before the expiration of the offer. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any add-on notes tendered, and no exchange notes will be issued in exchange for any such add-on notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we, as soon as practicable after such determination, use all commercially reasonable efforts to cause a shelf registration statement covering the resale of the add-on notes to be filed and use commercially reasonable efforts to cause such shelf registration statement to become or be declared effective by the SEC. See “—Registration Rights and Additional Interest on the Add-on notes.”

Exchange Agent

We appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance and for additional copies of this prospectus or of the letter of transmittal to the exchange agent at (800) 344-5128, Option 0 or the following address:

By Registered or Certified Mail: WELLS FARGO BANK, N.A Corporate Trust Operations MAC N9303-11 PO Box 1517 Minneapolis, MN 55480	By Regular Mail or Overnight Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:

WELLS FARGO BANK, N.A. 12th Floor – Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479	(For Eligible Institutions only): Fax: (612) 667-6282 Attn: Bondholder Communications For Information or Confirmation by Telephone: (800) 344-5128, Option 0 Attn: Bondholder Communications

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of add-on notes and for handling or tendering for such clients.

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We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of add-on notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their add-on notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the add-on notes tendered, or if a transfer tax is imposed for any reason other than the exchange of add-on notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the add-on notes. Accordingly, we will not recognize any gain or loss for accounting purposes for the exchange transaction. We intend to amortize the expenses of the exchange offer and issuance of the add-on notes over the term of the exchange notes.

Registration Rights and Additional Interest on the Add-on notes

If:

•	applicable law or SEC policy do not permit us to effect the exchange offer contemplated by this prospectus; or

•	for any other reason this exchange offer is not completed by August 28, 2018; or

•	with respect to any holder of add-on notes:

•	such holder is prohibited by applicable law or SEC policy from participating in the exchange offer;

•	such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder; or

•	such holder is a broker-dealer and holds add-on notes acquired directly from us or one of our affiliates;

then, upon the such holder’s request, Griffon will:

•	as soon as practicable but no later than the deadline provided for in the registration rights agreement, file a shelf registration statement covering resales of the add-on notes or the exchange notes, as the case may be;

•	use our commercially reasonable efforts to cause the shelf registration statement to become or be declared effective by the SEC no later than the deadline provided for in the registration rights agreement; and

•	use our commercially reasonable efforts to keep the shelf registration statement continuously effective for a period of at least one year from the effective date of the shelf registration statement (or until all securities covered by the shelf registration statement have been sold in accordance therewith).

If:

•	the exchange offer registration statement is not declared effective on or prior to June 29, 2018 (unless the exchange offer is not permissible under applicable law or SEC policy);

•	the shelf registration statement is not filed or declared effective by the dates provided for in the registration rights agreement;

•	the exchange offer is not consummated by August 28, 2018; or

•	any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fails to be useable for its intended purpose
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(each such event, a “registration default”), then the interest rate borne by the add-on notes will be increased by 0.25% per annum (such increase, the “additional interest”) during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per annum at the beginning of each subsequent 90-day period, up to a maximum increase of 1.00% per annum. Following the cure of all registration defaults, the accrual of additional interest will cease.

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DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the terms “Issuer,” “we,” “our” and “us” each refer to Griffon Corporation and not any of its Subsidiaries.

We are offering to exchange up to $275 million aggregate principal amount of our registered 5.25% senior notes due 2022 (the “exchange notes”) and related guarantees for an equal principal amount of our outstanding restricted 5.25% senior notes due 2022 (and related guarantees) that were issued on October 2, 2017 (the “add-on notes”). The add-on notes were issued as additional notes in an offering, which we refer to as the “add-on offering” under the indenture governing the Company’s $725,000,000 aggregate principal amount of 5.25% Senior Notes due 2022 (exclusive of the $275,000,000 of add-on notes issued in October 2017), $600,000,000 of which were issued on February 27, 2014 and were subsequently exchanged on June 18, 2014 for a like principal amount of notes registered under the Securities Act of 1933, or the Securities Act, and $125,000,000 of which were issued on May 18, 2016 and subsequently exchanged on June 28, 2016 for a like principal amount of notes registered under the Securities Act. We refer collectively to the $600,000,000 of registered notes issued on June 18, 2014 and $125,000,000 of registered notes issued on June 28, 2016 as the “existing exchange notes.” The add-on notes were issued as “Additional Notes” (as defined in the Indenture) and are treated as a single class with the existing exchange notes under the Indenture, except that the add-on notes have registration rights and related additional interest terms and are subject to restrictions on transfer. The exchange notes are expected to have the same CUSIP and ISIN numbers as, and to trade fungibly with, the existing exchange notes. The terms of the exchange notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Unless the context otherwise requires, the term “notes” includes the add-on notes, the exchange notes and the existing exchange notes.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the notes. A copy of the Indenture has been filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K dated February 27, 2014 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You may also request copies of the Indenture at our address set forth under the heading “Prospectus Summary.”

Brief Description of the Exchange Notes

The exchanges notes will be:

•	unsecured senior obligations of the Issuer;

•	unconditionally Guaranteed on a joint and several and senior unsecured basis by The AMES Companies, Inc., ATT Southern, Inc., Clopay Ames True Temper Holding Corp., Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc. (“PPC”) (until the previously announced sale of this entity is consummated), Telephonics Corporation and ClosetMaid LLC;

•	equal in right of payment to all existing and future unsecured Indebtedness and other obligations of the Issuer and the Guarantors that are not, by their terms, expressly subordinated in right of payment to the notes;

•	effectively subordinated to all secured existing and future Indebtedness and other obligations of the Issuer and the Guarantors (including the obligations, if any, of the Issuer and the Guarantors under the Senior Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other obligations;

•	structurally subordinated to all indebtedness of the Issuer’s non-Guarantor subsidiaries; and

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer and the Guarantors.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally fully and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the exchange notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the exchange notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

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Our Restricted Subsidiaries, The AMES Companies, Inc., ATT Southern, Inc., Clopay Ames True Temper Holding Corp., Clopay Building Products Company, Inc., PPC, Telephonics Corporation and ClosetMaid LLC, will initially guarantee the notes. On November 16, 2017, we entered into a definitive agreement to sell PPC to Berry Global Group, Inc. As such, PPC will be a guarantor of the exchange notes only until the sale of PPC is consummated. Following the Issue Date, Restricted Subsidiaries of the Issuer are required to become Guarantors to the extent required by the covenant described under “Certain Covenants—Subsidiary Guarantees.” Each of the Guarantees of the exchange notes will be a general unsecured obligation of each Guarantor and will rank equally in right of payment with all existing and future unsecured Indebtedness and other obligations of each such entity that are not, by their terms, expressly subordinated in right of payment to the notes, is effectively subordinated to all secured Indebtedness and other obligations of each such entity to the extent of the value of the collateral securing such Indebtedness and other obligations, and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The exchange notes are structurally subordinated to the Indebtedness and other obligations of Subsidiaries of the Issuer that do not Guarantee the notes.

Not all of the Issuer’s Subsidiaries currently or will in the future Guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. For the fiscal year ended September 30, 2017, the non-guarantor Subsidiaries of the Issuer generated 23.1% of the Issuer’s consolidated total revenue, and 14.5% of the Issuer’s consolidated EBITDA. In addition, at September 30, 2017 after giving effect to the add-on offering and the application of the net proceeds therefrom, the non-guarantor Subsidiaries of the Issuer held 25.3% of the Issuer’s total consolidated assets and 15.5% of the Issuer’s total consolidated liabilities and had approximately $65.2 million of indebtedness. See “Risk Factors—Risks Related to the Exchange Notes—The exchange notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of the subsidiary guarantors, and to the existing and future debt of the subsidiaries that do not guarantee the exchange notes.”

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.”

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)    (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all the assets of such Guarantor, provided that such sale, exchange or transfer of Capital Stock or assets is made in compliance with the applicable provisions of the Indenture;

(b)    if applicable, (i) the release or discharge of the Indebtedness that pursuant to the third paragraph of the covenant described under “Certain Covenants—Subsidiary Guarantees” resulted in the creation of such Guarantee and (ii) in the case of a Guarantor that is a Minority Business Subsidiary, the consummation of a Minority Business Offering of Equity Interests of such Guarantor if at the time of the consummation of such Minority Business Offering, both (x) the Minority Business Disposition Condition has been satisfied and (y) such Guarantor shall have been released from all of its obligations in respect of all Indebtedness of the Issuer and each other Restricted Subsidiary of the Issuer (other than any such Restricted Subsidiary that is also a Subsidiary of such Minority Business Subsidiary);

(c)    the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d)    the Issuer exercising its legal defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2)    the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

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Ranking

The payment of the principal of, premium, if any, and interest on the exchange notes and the payment of any Guarantee will rank equal in right of payment to all existing and future Indebtedness and other obligations of the Issuer or the relevant Guarantor, as the case may be, that are not, by their terms, expressly subordinated in right of payment to the notes or the Guarantee of such Guarantor.

The exchange notes will be effectively subordinated to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness and other secured obligations (including the obligations, if any, of the Issuer and such Guarantor under the Senior Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other secured obligations. As of September 30, 2017, after giving effect to the add-on offering, the Issuer and the Guarantors would have had in the aggregate $1.2 billion of Indebtedness (of which $188.4s million would have been Secured Indebtedness).

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Holding Company Structure

The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, including management fees, to service its debt obligations.

Paying Agent and Registrar for the Exchange Notes

The Issuer maintains one or more paying agents for the notes in the Borough of Manhattan, City of New York. The initial paying agent for the exchange notes is the Trustee.

The Issuer also maintains a registrar with offices in the Borough of Manhattan, City of New York. The current registrar for the notes is the Trustee. The registrar will maintain a register reflecting ownership of the exchange notes outstanding from time to time and will make payments on and facilitate transfer of exchange notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed. The registered Holder of a note will be treated as the owner of the notes for all purposes.

Principal, Maturity and Interest

The Issuer previously issued $600.0 million in aggregate principal amount of 5.25% senior notes due 2022 on February 27, 2014 that were subsequently exchanged on June 18, 2014 for a like principal amount of existing exchange notes, and $125.0 million in aggregate principal amount of 5.25% senior notes due 2022 on May 18, 2016 that were subsequently exchanged on June 28, 2016 for a like principal amount of existing exchange notes. The Issuer is offering to issue $275.0 million of exchange notes in this offering. The notes will mature on March 1, 2022. Subject to compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional notes from time to time after this offering under the Indenture (“Additional Notes”). Any add-on notes that remain outstanding after the completion of this offering, the existing exchange notes and the exchange notes (which constitute Additional Notes under the Indenture) and any other Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued. The exchange notes will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

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Interest on the exchange notes will accrue at the rate of 5.25% per annum and is payable semiannually in arrears on each March 1 and September 1, commencing on March 1, 2018, to the Holders of record on the immediately preceding February 15 and August 15. Interest on the exchange notes will accrue from September 1, 2017. Interest on the exchange notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the exchange notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the exchange notes at their respective addresses set forth in the register of Holders; provided that if any Holder has given wire transfer instructions to the Issuer or the paying agent or registrar at least 15 days prior to the payment date, all payments of principal, premium, if any, and interest with respect to the exchange notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Additional Interest

Additional Interest may accrue on the exchange notes in certain circumstances pursuant to the registration rights agreement entered into on the issue date of the add-on notes. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Additional Interest pursuant to the registration rights agreement entered into on the issue date of the add-on notes.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

The Issuer may redeem the notes, in whole or in part, upon prior notice at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

Year	Percentage
2017	103.938%
2018	102.625%
2019	101.313%
2020 and thereafter	100.000%

Any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of an Equity Offering, other offering or other transaction or event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

Selection and Notice

If the Issuer is redeeming less than all of the notes issued by it at any time, the Trustee will select the notes to be redeemed (a) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed, (b) on a pro rata basis to the extent practicable (or, in the case of notes in global form, the Trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the purchase or redemption date to each Holder of notes at such Holder’s registered address, except that redemption

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notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such notes to be redeemed. Payment of the redemption price and performance of the Issuer’s obligations in connection with any redemption may be performed by another Person.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of notes at the address of such Holder appearing in the security register, with the following information:

1.	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

2.	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

3.	that any note not properly tendered will remain outstanding and continue to accrue interest;

4.	that unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

5.	that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

6.	that Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

7.	that if the Issuer is redeeming less than all of the notes, the Holders of the remaining notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

8.	if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

9.	the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes repurchased.

The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

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On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

1.	accept for payment all notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

2.	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

3.	deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate to the Trustee stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facility currently limits, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “—Events of Default and Remedies.”

The Senior Credit Facility provides that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facility, we could seek a waiver of such default or seek to refinance our Senior Credit Facility. In the event we do not obtain such a waiver or refinance the Senior Credit Facility, such default could result in amounts outstanding thereunder being declared due and payable.

Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors— Risks Related to the Exchange Notes—We may not be able to repurchase the notes upon a change of control.”

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers of the add-on notes and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above. As noted in the definition of “Change of Control”, so long as at the time of any Minority Business Disposition or any Minority Business Offering, the Minority Business Disposition Condition is met, the Minority Business Assets shall not at any time be deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries. For the avoidance of doubt, no inference shall be drawn that assets of a Non-Minority Business is deemed to constitute “all or substantially

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all” of the assets of the Issuer and its Restricted Subsidiaries nor shall any inference be drawn that assets of a Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

1.	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

2.	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (a) cash or Cash Equivalents, (b) Replacement Assets or (c) any combination of the consideration specified in clauses (a) and (b); provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;
(b)	any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $100.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (ii) 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration; and

(d)	any securities publicly-traded on a national securities exchange; shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

1.	to permanently reduce:

(a)	Secured Indebtedness under one or more Credit Facilities;

(b)	Obligations under Pari Passu Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably (based on the aggregate principal amounts (or accreted value, as applicable)) reduce Obligations under the notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

(c)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

2.	to make an Investment in or expenditure (i) for Replacement Assets or (ii) for other capital expenditure used or useful in a Similar Business or (iii) to enter into a binding commitment to make such an investment or expenditure; provided that in the case of a commitment to make such an Investment or expenditure, such Investment or expenditure shall have been made within 365 days of the first anniversary of the receipt of any Net Proceeds from such Asset Sale.
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Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $75.0 million, the Issuer shall make an offer to all Holders and, if required by the terms of any Pari Passu Indebtedness to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the notes and such Pari Passu Indebtedness that is a minimum amount of $2,000 and in an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 30 calendar days after the date that Excess Proceeds exceed $75.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount (or accreted value, as applicable) of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture, and they will no longer constitute Excess Proceeds. If the aggregate principal amount (or accreted value, as applicable) of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis (or, in the case of notes in global form, the Trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facility limits, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “Events of Default and Remedies.”

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)    declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a)	dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend payment or distribution in accordance with its Equity Interests in such class or series of securities;
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(II)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)	Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(b)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
(c)	the giving of an irrevocable notice of redemption with respect to the transactions described in clauses (2) and (3) of the next paragraph; or

(IV)    make any Restricted Investment (all such payments and other actions set forth in clauses (I) through (III) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

1.	no Default shall have occurred and be continuing or would occur as a consequence thereof;

2.	immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

3.	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (10) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning January 1, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)	100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or Disqualified Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the sale of:

(i)	Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; or

(ii)	debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer; provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, or (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

(c)	100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or Disqualified Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) are contributed by a Restricted Subsidiary); plus

(d)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:
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(i)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries or interests payments made in respect of any repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries, repayments of or interest payments made in respect of any loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries or any dividends or other distributions made or payments made with respect to any Restricted Investment by the Issuer or any Restricted Subsidiary, in each case after the Issue Date; or

(ii)	the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of any Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

The foregoing provisions will not prohibit:

1.	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

2.	the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or a Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (b) and (c) of the preceding paragraph;

3.	the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Issuer or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

4.	a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments
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made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to members of management, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph or clause (8) of the definition of “Permitted Investments”; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (a) and (b) of this clause (4);

5.	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

6.	repurchases of Equity Interests deemed to occur upon exercise or vesting of stock options, warrants or similar rights if such Equity Interests represent all or a portion of the exercise price of such options or warrants or are surrendered in connection with satisfying any federal or state income tax obligation incurred in connection with such exercise or vesting;

7.	the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer representing fractional shares of such Equity Interests in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving the Issuer;

8.	the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of the Issuer pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics, provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this covenant;

9.	the declaration and payment of dividends to holders of Equity Interests of the Issuer or the acquisition, in open market purchases or otherwise, of Equity Interests of the Issuer in an aggregate amount not to exceed $25.0 million in any fiscal year, provided that up to $15.0 million of such amount that is not utilized by the Issuer to pay dividends or acquire Equity Interests of the Issuer in any calendar year may be carried forward to the immediately succeeding year;

10.	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the Issuer’s property or assets that complies with the Indenture, provided that as a result of such merger, consolidation or transfer of all or substantially all of the Issuer’s property or assets, the Issuer shall have made a Change of Control Offer or Asset Sale Offer and all notes tendered by Holders in connection therewith shall have been repurchased, redeemed or acquired for value;

11.	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Assets;

12.	the repurchase, redemption, retirement, defeasance, refinancing or other acquisition of the Convertible Subordinated Notes;

13.	the repurchase, redemption retirement, defeasance or other acquisition of any Subordinated Indebtedness required in accordance with provisions applicable thereto similar to those described under the captions “Repurchase at the Option of Holders— Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;
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14.	direct or indirect loans or advances to the Issuer’s Employee Stock Ownership Plan or guarantee obligations incurred in connection with its purchase or other acquisition of Equity Interests of the Issuer in an aggregate amount not to exceed $10.0 million in any fiscal year or $50.0 million in the aggregate; and

15.	other Restricted Payments if at the time of and after giving pro forma effect to each such Restricted Payment (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment) (x) the Total Leverage Ratio shall not exceed 3.50 to 1.00 and (y) the Issuer could incur at least $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9), (11), (14) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the issue date of the add-on notes, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (11) or (15) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.

If the Issuer or any Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Issuer or such Restricted Subsidiary, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Issuer’s financial statements affecting Consolidated Net Income.

In the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including, without limitation, the first paragraph of this “Limitation on Restricted Payments” covenant, the Issuer, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

As of September 30, 2017, pursuant to the formula set forth in clause (3) of the first paragraph of this covenant, the Issuer would have been able to make approximately $79.3 million in Restricted Payments.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

1.	the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $300.0 million outstanding at any one time, less (i) any permanent payments actually made by the borrower thereunder following the Issue Date in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale and (ii) the amount of Indebtedness then outstanding under clause (20);

2.	the incurrence by the Issuer and any Guarantor of Indebtedness represented by the existing exchange notes and any related Guarantees issued in respect thereof;
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3.	Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) above);

4.	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction, installation, repair or improvement of property (real or personal) or equipment (other than software) (including any reasonably related fees or expenses incurred in connection with such purchase, lease, construction, installation, repair or improvement), whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Indebtedness incurred or Disqualified Stock and Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock and Preferred Stock issued pursuant to this clause (4), not to exceed at any time outstanding the greater of (x) $100.0 million and (y) 5.0% of Total Assets;

5.	Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of lease obligations, workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

6.	Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any Restricted Subsidiary pursuant to such agreements, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

7.	Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

8.	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the notes of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

9.	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

10.	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

11.	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

12.	(a) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since immediately after the Issue
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Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $125.0 million; provided that the principal amount of Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor pursuant to this clause (12)(b) does not exceed $50.0 million at any one time outstanding;

13.	the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, clause (12)(a), this clause (13) and clauses (14) and (15) below or any Indebtedness, Disqualified Stock or Preferred Stock issued, to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded, or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;
(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

14.	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds of such Indebtedness are promptly deposited to defease or to satisfy and discharge the notes as described under the captions “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge”;

15.	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Guarantor or merged into the Issuer or a Guarantor in accordance with the terms of the Indenture; provided that after giving pro forma effect to such acquisition or merger, either

(a)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b)	the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

16.	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;
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17.	(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that, in the case of clauses (a) and (b), such guarantee is incurred in accordance with the covenant described below under “—Subsidiary Guarantees”;

18.	Indebtedness of Foreign Subsidiaries of the Issuer not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (18), $150.0 million;

19.	Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

20.	Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

21.	customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;

22.	Indebtedness owed on a short-term basis of not longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

23.	Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms; and

24.	direct or indirect loans or advances to the Issuer’s Employee Stock Ownership Plan or guarantee obligations incurred in connection with its purchase or other acquisition of Equity Interests of the Issuer not to exceed $50.0 million at any time outstanding.

Notwithstanding anything to the contrary, no Subsidiary of the Issuer shall guarantee the Convertible Subordinated Notes.

For purposes of determining compliance with this covenant:

1.	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date will at all times be deemed to be outstanding in reliance on clause (1) of the preceding paragraph; and

2.	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value, the amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant

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currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor’s Guarantee to the extent in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (an “Initial Lien”) (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

1.	in the case of Liens securing Subordinated Indebtedness, the notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

2.	in all other cases, the notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under the Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (c) Liens securing additional Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” provided that, in the case of this clause (c), at the time of the incurrence of such Indebtedness and after giving pro forma effect thereto, the Secured Leverage Ratio shall not exceed 3.25 to 1.00.

Any Lien created for the benefit of the holders of notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon discharge of the Initial Lien.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

1.	the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership; limited liability company or similar entity organized or existing under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that at any time the Issuer or the Successor Company is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

2.	the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

3.	immediately after such transaction, no Default exists;
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4.	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Issuer (including any Successor Company thereto) and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

5.	each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the notes and the registration rights agreement entered into on the issue date of the add-on notes; and

6.	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

1.	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

2.	the Issuer may merge with an Affiliate of the Issuer solely for the purpose of (x) reincorporating the Issuer in a State of the United States or (y) the creation of a holding company of the Issuer so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby;

No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

1.	(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c)	immediately after such transaction, no Default exists; and

(d)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

2.	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

For purposes of this covenant, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the properties or assets of the Issuer, and any sale, assignment, transfer, lease, conveyance or other disposition of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale, assignment, transfer, lease, conveyance or other disposition of any such properties or assets, or of any Equity Interest or other interest in any Person holding such properties or assets, or any consolidation or merger, or winding up into, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a consolidation with

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or merger with or into or winding up into, or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer to, any Person. For the avoidance of doubt, no inference shall be drawn that assets of a Non-Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries nor shall any inference be drawn that assets of a Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

1.	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

2.	the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

1.	transactions between or among the Issuer or any of its Restricted Subsidiaries;

2.	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting “Permitted Investments”;

3.	the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities provided on behalf of, officers, directors, employees or consultants of Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including, without limitation, any such fees, compensation, benefits, arrangements and indemnities approved in good faith by the board of directors (or a committee thereof) of the Issuer;

4.	any agreement as in effect as of the Issue Date, or any amendment or replacement agreement thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

5.	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (5) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole;

6.	any transaction effected as part of a Qualified Receivables Financing permitted hereunder;

7.	transactions between the Issuer or any of its Restricted Subsidiaries and any Person is an Affiliate of the Issuer solely due to the fact that a director of such Person is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

8.	any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;

9.	the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in the offering memorandum for the notes issued on the Issue Date;
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10.	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

11.	the sale or issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

12.	payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith; and

13.	transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

1.	(a) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

2.	make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

3.	sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Facilities and the related documentation;

(b)	the Indenture and the notes;

(c)	purchase money obligations and capital lease obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, that impose restrictions on the assets to be sold;

(g)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on the Issuer’s or its Restricted Subsidiaries’ use of the assets securing such Secured Indebtedness;
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(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that impose restriction solely on Foreign Subsidiaries party thereto;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)	customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;
(l)	contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Financing, provided that such restrictions apply only to such Receivables Subsidiary or the receivables that are subject to the Qualified Receivables Financing;

(m)	protective Liens filed in connection with a sale and leaseback transaction permitted under the Indenture;

(n)	restrictions in effect on the Issue Date that are contained in charter documents or shareholder agreements relating to any Restricted Subsidiary of the Issuer;

(o)	any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to the Issuer or any Restricted Subsidiary than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date; and

(p)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Subsidiary Guarantees

If the Issuer or any of its Restricted Subsidiaries organizes, acquires, transfers assets to or otherwise invests in any Domestic Restricted Subsidiary (other than a Domestic Restricted Subsidiary if the Net Book Value of such Domestic Restricted Subsidiary, when taken together with the aggregate Net Book Value of all other Domestic Restricted Subsidiaries that are not Guarantors, as of such date, does not exceed in the aggregate $50.0 million), then such Domestic Restricted Subsidiary shall:

1.	within 30 Business Days execute, and deliver to the Trustee, a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally Guarantee all of the Issuer’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

2.	deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

In addition, (i) to the extent that the collective Net Book Value of the Issuer’s non-Guarantor Domestic Restricted Subsidiaries, as of the date of the organization, acquisition, transfer of assets to or investment in a non-Guarantor Domestic Restricted Subsidiary, exceeds $50.0 million, then, within 10 Business Days of such date, the Issuer shall cause one or more of such non-Guarantor Domestic Restricted Subsidiaries to similarly execute a supplemental indenture (and deliver the related Opinions of Counsel) pursuant to which such Domestic Restricted Subsidiary or Domestic Restricted Subsidiaries shall unconditionally Guarantee all of the Issuer’s obligations under the notes and the Indenture, in each case, such that the collective Net Book Value of all remaining non-Guarantor Domestic Restricted Subsidiaries does not exceed $50.0 million and (ii) the Issuer may, at its option, cause any other Subsidiary of the Issuer to Guarantee its obligations under the notes and the Indenture and enter into a supplemental indenture with respect thereto.

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Notwithstanding the foregoing, from and after the Issue Date, the Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than the notes) of the Issuer or any Domestic Restricted Subsidiary of the Issuer, unless, in any such case, such Restricted Subsidiary executes and delivers a supplemental indenture (and the related Opinion of Counsel) to the Indenture providing a Guarantee of the notes by such Restricted Subsidiary; provided that no Restricted Subsidiary shall be required to Guarantee the notes if and to the extent it is prohibited by law from Guaranteeing the notes. The obligations of each Guarantee by a Restricted Subsidiary will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Exchange Notes— Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.”

Reports and Other Information

Regardless of whether the Issuer remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and, upon written request, Holders of the notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

1.	within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

2.	within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

3.	promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form:

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. The posting of such reports, documents and information to the SEC’s or the Issuer’s website shall constitute delivery of such reports, documents and information to the Trustee and the Holders of the notes, provided, however, that the Trustee shall have no responsibility to determine whether such posting has occurred. To the extent not satisfied by the foregoing, the Issuer has agreed that, for so long as any notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, in the event that any direct or indirect parent of the Issuer is or becomes a Guarantor of the notes, the Issuer may satisfy its obligations under this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

Suspension of Covenants

Following the first day (the “Suspension Date”) that (a) the notes have an Investment Grade Rating from both Rating Agencies, and (b) no Default has occurred and is continuing, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized herein under: (i) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (ii) “—Limitation on Restricted Payments”; (iii) “—Transactions with Affiliates”; (iv) “Asset Sales”; (v) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and (vi) clause (4) under the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets” (collectively, the “Suspended Covenants”). If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection.

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its

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Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “—Liens” (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “—Liens” covenant and for no other covenant).

After any Reversion Date, (1) with respect to any Restricted Payments made after such Reversion Date, the amount of any Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Notwithstanding the foregoing, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

1.	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the notes;

2.	default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the notes;

3.	(a) failure by the Issuer or any Guarantor to comply with its obligations under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets,” (b) failure by the Issuer or any Restricted Subsidiary to comply with its obligations under the covenants described under “Repurchase at the Option of Holders” (other than a failure to purchase notes that will constitute an Event of Default under clause (1) above and other than a failure to comply with its obligations that would cause a default under clause (a)), or (c) failure by the Issuer or any Restricted Subsidiary to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (a) and (b) above) contained in the Indenture or the notes in the case of clause (b) for 30 days and in the case of clause (c) for 60 days, in each such case after receipt of written notice given to the Issuer by the Trustee or the Holders of not less than 25% in principal amount of the notes;

4.	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

5.	failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $30.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment
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becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

6.	certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

7.	the Guarantee of any Significant Subsidiary (or group of Guarantors that taken together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture and such default continues for 10 Business Days.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting Holder or a continuing Default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all Holders.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

1.	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

2.	Holders of at least 25% in principal amount of the total outstanding notes have requested the Trustee to pursue the remedy;

3.	Holders of the notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

4.	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

5.	Holders of a majority in principal amount of the total outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 60 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

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No director, officer, employee, incorporator or stockholder, member or limited partner of the Issuer or any Restricted Subsidiary or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

1.	the rights of Holders of notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the Indenture;

2.	the Issuer’s obligations with respect to notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

3.	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

4.	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

1.	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such notes and the Issuer must specify whether such notes are being defeased to maturity or to a particular redemption date;

2.	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3.	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4.	no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
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5.	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility, the Convertible Subordinated Notes or the indenture pursuant to which the Convertible Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

6.	the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

7.	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

8.	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when either:

1.	all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

2.	(a) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and, discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(c)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes, other than notes beneficially owned by the Issuer or its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes.

The Indenture provides that, without the consent of each affected Holder of notes, an amendment or waiver may not, with respect to any notes held by a non-consenting Holder:

1.	reduce the principal amount of such notes whose Holders must consent to an amendment, supplement or waiver;

2.	reduce the principal of or change the fixed final maturity of any such note or alter or waive the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”); provided that the notice period for redemption may be reduced to
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not less than three (3) Business Days with the consent of the Holders of a majority in principal amount of the notes then outstanding if a notice of redemption has not prior thereto been sent to such Holders;

3.	reduce the rate of or change the time for payment of interest on any note;

4.	waive a Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

5.	make any note payable in currency other than that stated therein;

6.	make any change in the provisions of the Indenture relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes;

7.	make any change in these amendment and waiver provisions;

8.	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

9.	make any change to or modify the ranking of the notes that would adversely affect the Holders; or

10.	except as expressly permitted by the Indenture, modify the Guarantee of any Significant Subsidiary in any manner adverse to the Holders of the notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or notes without the consent of any Holder:

1.	to cure any ambiguity, omission, mistake, defect or inconsistency;

2.	to provide for uncertificated notes of such series in addition to or in place of certificated notes;

3.	to comply with the covenant relating to mergers, consolidations and sales of assets;

4.	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

5.	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

6.	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

7.	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

8.	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

9.	to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

10.	to add a Guarantor or release any Guarantor from its Guarantee if such release is in accordance with the terms of the Indenture;

11.	to conform the text of the Indenture, Guarantees or the notes to any provision of the “Description of Notes” included in the offering memorandum for the add-on notes to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes, as provided in an Officer’s Certificate; or

12.	to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred
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in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs.

Governing Law

The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

1.	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness assumed or incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and
2.	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement entered into on the issue date of the add-on notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a financing of accounts receivable will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

“Asset Sale” means:

1.	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

2.	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); in each case, other than:
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(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment or assets no longer used or useful, in each case, in the ordinary course of business or any disposition of inventory, equipment, accounts receivable or goods (or other assets) held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the properties or assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;
(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon);

(g)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)	foreclosures, condemnations or any similar actions on assets;

(i)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the Indenture;

(j)	licenses or sub-licenses of intellectual property in the ordinary course of business;

(k)	the creation of any Lien permitted under the Indenture;

(l)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(m)	the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(n)	a disposition of accounts receivable and related assets by a Receivables Subsidiary in a Qualified Receivables Financing.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

1.	in the case of a corporation, corporate stock;

2.	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

4.	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Issuer or its Restricted Subsidiaries either

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existing on the Issue Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Issuer as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Cash Equivalents” means:

1.	United States dollars;

2.	(a) euro, or any national currency of any participating member of the EMU; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

3.	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

4.	marketable direct EEA Government Obligations with maturities of 12 months or less from the date of acquisition;

5.	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million;

6.	repurchase obligations for underlying securities of the types described in clauses (3), (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above;

7.	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

8.	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof;

9.	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

10.	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above; and

11.	in the case of any Restricted Subsidiaries organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (3) through (10) customarily utilized in countries in which such Restricted Subsidiary operates.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

1.	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person;

2.	any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), is or becomes, in a single transaction or in a related series of transactions, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer;
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3.	the first day on which a majority of the members of the board of directors of the Issuer are not Continuing Directors; or

4.	the adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer.

For the purpose of this definition, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, and any sale, lease or transfer of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale, lease or transfer of any such assets, or of any Equity Interest or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a sale, lease or transfer of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole. For the avoidance of doubt, no inference shall be drawn that assets of a Non-Minority Business are deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries nor shall any inference be drawn that assets of a Minority Business are deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, deferred financing fees of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

1.	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees; plus

2.	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

1.	any after-tax effect of extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded,

2.	the cumulative effect of a change in accounting principles during such period shall be excluded,

3.	any after-tax effect of income (loss) attributable to discontinued operations shall be excluded,

4.	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

5.	the Net Income (but not loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person and shall be decreased by the amount of any actual net losses that have been funded with cash from the Issuer or a Restricted Subsidiary during such period,

6.	solely for the purpose of determining the amount available for Restricted Payments under clause 3(a) of the covenant described under “Certain Covenants— Limitation on Restricted Payments,” the Net Income (but not loss)
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for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

7.	effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

8.	any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

9.	any non-cash gains and losses due solely to fluctuations in currency values in accordance with GAAP shall be excluded,

10.	any fees, charges, costs and expenses incurred in connection with the Transaction shall be excluded,

11.	(a) the amount of any write-off of deferred financing costs or of indebtedness issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing indebtedness shall be excluded and (b) all nonrecurring expenses and charges relating to such repurchase or refinancing of indebtedness or relating to any incurrence of indebtedness, in each case, whether or not such transaction is consummated, shall be excluded,

12.	(a) restructuring charges incurred in connection with the closing and restructuring of idle facilities and non-recurring restructuring charges incurred in connection with consolidation of facilities of Clopay Building Products Company, Clopay Plastics Products Company, Inc. and Telephonics Corporation and (b) restructuring charges incurred in connection with the closing and restructuring of certain manufacturing facilities and non-recurring restructuring charges incurred in connection with certain of facilities of The AMES Companies, Inc. shall be excluded,

13.	any severance or similar one-time compensation charges shall be excluded,

14.	fees, expenses and charges relating to any offering of Equity Interests or Indebtedness of the Issuer or its Restricted Subsidiaries or any acquisition permitted by the Indenture shall be excluded, and

15.	any non-cash compensation charge or expense, including such charge or expense arising from grants of stock options or restricted stock or other equity incentive programs for the benefit of officers, directors and employees of the Issuer or any Restricted Subsidiary of the Issuer shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any interest payment, distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

1.	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

2.	to advance or supply funds
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(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

3.	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Issuer who (1) was a member of such board of directors on the date of the Indenture; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Convertible Subordinated Notes” means the $100.0 million aggregate principal amount of 4.0% Convertible Subordinated Notes due 2017 issued by the Issuer pursuant to an indenture dated December 21, 2009 between the Issuer and American Stock Transfer & Trust Company, LLC, as trustee.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings to the extent in excess of the amount permitted under clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” is otherwise permitted to be incurred under such covenant) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection of such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable, except to the extent such capital stock is exchanged into Indebtedness at the option of the Issuer thereof and only subject to the terms of any debt instrument to which such Person is a party), or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

1.	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus
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(b)	Fixed Charges of such Person for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (ii) any amendment or other modification of the notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments,” and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (12)(a) of “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; plus

(h)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

2.	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

3.	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); plus or minus, as applicable,
(c)	any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“EEA Government Obligation” means any direct non-callable obligation of any European Union member for the payment of which obligation the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

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“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

1.	public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8; and

2.	issuances to any Subsidiary of the Issuer.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made in good faith by the board of directors of the Issuer.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and shall comply with Regulation S-X, except that the pro forma calculations may also include reasonably identifiable and factually supportable operating expense reductions for which the steps necessary for realization have been taken or are reasonably expected to be completed within 12 months of the transaction and are set forth in an Officer’s Certificate. For the avoidance of doubt, the actual adjustments described in “Adjusted EBITDA” in the offering memorandum for the notes issued on the Issue Date shall be deemed to comply with the standards set forth in the immediately preceding sentence. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

1.	Consolidated Interest Expense of such Person for such period;
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2.	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

3.	all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

1.	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

2.	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that Guarantees the notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

1.	any interest rate protection agreements including, without limitation, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

2.	any foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates;

3.	any commodity futures contract, commodity option or other similar arrangement or agreement designed to protect such Person against fluctuations in the prices of commodities; and

4.	indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1), (2) and (3).

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

1.	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;
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(e)	if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

2.	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

3.	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business and obligations under or in respect of Qualified Receivables Financings.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any Successor Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

1.	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a. permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

2.	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Issue Date” means February 27, 2014.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

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“Minority Business” means any business unit of the Issuer that both (i) represents less than 50.0% of the Segment Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available and (ii) has been designated as “Minority Business” pursuant to an Officer’s Certificate of the Issuer delivered to the Trustee.

“Minority Business Assets” means the properties and assets of the Issuer and its Subsidiaries, including Equity Interests of Subsidiaries, that relate to or form part of a Minority Business.

“Minority Business Disposition” means (i) any sale or other disposition of Equity Interests of any Minority Business Subsidiary (whether by issuance or sale of Equity Interests, merger, or otherwise) to one or more Persons (other than the Issuer or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which such Minority Business Subsidiary is no longer a Restricted Subsidiary of the Issuer (excluding any Minority Business Offering) or (ii) any sale or other disposition of any properties or assets of any Minority Business Subsidiary, including all or substantially all of the properties or assets of any Minority Business Subsidiary, to one or more Persons (other than the Issuer or a Restricted Subsidiary) in any transaction or series of related transactions.

“Minority Business Disposition Condition” means at any date of determination after giving effect to the Minority Business Disposition or Minority Business Offering, either (1) the Issuer could incur at least $1.00 of Indebtedness under the provisions of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (2) the Fixed Charge Coverage Ratio of the Issuer would equal or exceed the Fixed Charge Coverage Ratio of the Issuer immediately prior to giving effect thereto.

“Minority Business Offering” means a public offering of Equity Interests of any Minority Business Subsidiary pursuant to a registration statement filed with the SEC.

“Minority Business Subsidiary” means any of the Issuer’s Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the relevant Minority Business.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Book Value” means, with respect to any Domestic Restricted Subsidiary, the net book value of the total assets of such Restricted Subsidiary determined in accordance with GAAP but excluding book value attributable to (i) an Investment in another Domestic Restricted Subsidiary (A) that is a Guarantor or (B) to the extent the assets of such other Domestic Restricted Subsidiary are otherwise included in the determination of aggregate Net Book Value pursuant to the covenant described under “Certain Covenants—Subsidiary Guarantees”, (ii) an investment in a Foreign Subsidiary, (iii) deferred taxes, (iv) deferred financing costs, (v) intercompany indebtedness and (vi) assets that are no longer used or useful in the business of such Domestic Restricted Subsidiary (as determined by the Issuer in good faith).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Secured Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders— Asset Sales”) to be paid as a result of such transaction, (4) in the case of any Asset Sale by a Restricted Subsidiary that is not a Guarantor, payments to holders of Equity Interests in such Restricted Subsidiary (other than Equity Interests held by the Issuer or any of its Restricted Subsidiaries) to the extent that such payment is required to permit the distribution of proceeds in respect of the disposed Equity Interests in such Restricted Subsidiary held by the Issuer or any of its Restricted Subsidiaries and (5) any deduction of appropriate amounts to be provided by the Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction.

“Non-Minority Business” means any business unit of the Issuer that represents 50.0% or more of the Segment Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately prior to the date of determination thereof.

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“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnification obligations in favor of the Trustee and other third parties other than the Holders of the notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Controller or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel which is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Pari Passu Indebtedness” means, with respect to the Issuer or any Guarantor, Indebtedness of the Issuer or such Guarantor unless, with respect to any item of Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding or any other agreement governing the terms of such Indebtedness expressly provides that such Indebtedness shall be subordinated in right of payment to any other item of Indebtedness of the Issuer or such Guarantor. Notwithstanding the foregoing, “Pari Passu Indebtedness” shall not include:

(i) Indebtedness of the Issuer owed to any Restricted Subsidiary of the Issuer or Indebtedness of any such Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary of such Restricted Subsidiary;

(ii) Indebtedness incurred in violation of the Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Investments” means:

1.	any Investment in the Issuer or any of its Restricted Subsidiaries;

2.	any Investment in cash and Cash Equivalents;

3.	any Investment by the Issuer or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

4.	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

5.	any Investment existing on the Issue Date, and any extension, modification or renewal of any Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other decreases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);
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6.	any Investment acquired by the Issuer or any of its Restricted Subsidiaries in compromise of, or in respect of, obligations of, claims against or dispute with, any Person (other than the Issuer or any Restricted Subsidiary or Affiliate), including, but not limited to:

(a)	in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

7.	Hedging Obligations permitted under clause (10) of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

8.	(8) Investments made with the net cash proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, in each case, that such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

9.	guarantees of Indebtedness permitted under the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

10.	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (4) of such paragraph);

11.	any Investment by the Issuer or any Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing; provided, however, that any Investment in a Receivables Subsidiary is in the form of a purchase money note, contribution of additional receivables or an Equity Interest;

12.	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $100.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (ii) 5.0% of Total Assets;

13.	loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $5.0 million at any time outstanding;

14.	loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice;

15.	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

16.	lease, utility and other similar deposits in the ordinary course of business;

17.	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

18.	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

19.	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (19) on or after the Issue Date, that are at that time outstanding, not to exceed $50.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
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“Permitted Liens” means, with respect to any Person:

1.	pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

2.	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

3.	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

4.	Liens to secure public or statutory obligations, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

5.	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

6.	Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

7.	Liens existing on the Issue Date (other than Liens in favor of secured parties under the Senior Credit Facility);

8.	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

9.	Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

10.	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

11.	Liens securing Hedging Obligations;

12.	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

13.	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;
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14.	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

15.	Liens in favor of the Issuer or any Guarantor;

16.	Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

17.	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9) and any Lien permitted by clause (c) under “—Liens”; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (6), (7), (8) and (9) only, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

18.	deposits made in the ordinary course of business to secure liability to insurance carriers;

19.	other Liens securing obligations incurred which obligations do not exceed at any one time outstanding the greater of (x) $75.0 million and (y) 3.5% of Total Assets of the Issuer and its Restricted Subsidiaries;

20.	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

21.	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

22.	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

23.	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

24.	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

25.	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

26.	Liens on accounts receivable and related assets contemplated by a Qualified Receivables Financing;

27.	Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the notes in their entirety; provided that the incurrence of such Indebtedness and such defeasance or satisfaction and discharge were not prohibited by the Indenture;
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28.	Non-recourse Liens on the Equity Interests of an Unrestricted Subsidiary to secure Obligations of such Unrestricted Subsidiary; and

29.	Liens on Equity Interests deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries under the Indenture.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Receivables Financing” means any transaction or series of transactions entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted.

“Rating Agencies” mean Moody’s and S&P; provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Issuer shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).

“Receivables Subsidiary” means a Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer or its Restricted Subsidiaries in which the Issuer or any Restricted Subsidiary of the Issuer makes an Investment and to which the Issuer or any Restricted Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any of its Restricted Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)	with which neither the Issuer nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c)	to which neither the Issuer nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Replacement Assets” means (a) substantially all the assets of a business, (b) Capital Stock in any Person that results in the Issuer or another of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets, in the case of each of clauses (a) through (c), either (i) used or

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useful in a Similar Business or any other business then conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries or (ii) that replace the business, properties and/or assets that are the subject of such Asset Sale.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness (i) minus cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) and (ii) excluding any letter of credit, except to the extent obligations in respect of drawn letters of credit which have not been reimbursed within three business days and Hedging Obligations, except any unpaid termination payments thereunder to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Secured Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio”.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Segment Adjusted EBITDA” means, with respect to any Person for any period, EBITDA plus unallocated corporate expenses and overhead calculated in a manner consistent with the Issuer’s audited financial statements.

“Senior Credit Facility” means the Credit Facility under the Amended and Restated Credit Agreement, dated as of March 28, 2013, as amended, by and among Griffon Corporation, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, Wells Fargo Bank, National Association, HSBC Bank USA, N.A and RBS Citizens, N.A., as co-documentation agents, and the other lenders party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in an accounts receivable securitization transaction.

“Subordinated Indebtedness” means, with respect to the notes or the Guarantee of a Guarantor, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the notes or the Guarantee of a Guarantor.

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“Subsidiary” means, with respect to any Person: (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Total Assets.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the Indebtedness (i) minus cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such Restricted Payment including, without limitation the incurrence of any Indebtedness to finance such Restricted Payment, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) and (ii) excluding any letter of credit, except to the extent obligations in respect of drawn letters of credit which have not been reimbursed within three business days and Hedging Obligations, except any unpaid termination payments thereunder to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Total Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio”.

“Transaction” means the transactions contemplated by the issuance of the notes on the Issue Date and the amendments to the terms of the Senior Credit Facility as in effect on the Issue Date and the other related transactions consummated in connection with the foregoing on or shortly following the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2017; provided, however, that if the period from the Redemption Date to March 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa-77bbbb).

“Unrestricted Subsidiary” means:

1.	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

2.	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

1.	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

2.	such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

3.	each of:

(a)	the Subsidiary to be so designated; and
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(b)	its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

1.	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

2.	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of U.S. federal income tax considerations relating to the exchange offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions all as now in effect and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income consequences of the exchange offer. The summary generally applies only to beneficial owners of the notes that hold the notes as capital assets. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state or local laws.

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THIS SUMMARY IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE WITH RESPECT TO ANY SPECIFIC INVESTOR IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

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As used herein, the term “U.S. Holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the exchange offer.

The exchange of add-on notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, a holder will have the same tax basis and holding period in the exchange notes as the holder had in the add-on notes immediately before the exchange offer.

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BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons (each a “Global Note”) and will be deposited with the trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments of the principal of and premium (if any) and interest (including additional interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Griffon, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including additional interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of notes in certificated form (“Certificated Securities”) for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Griffon within 90 days.

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PLAN OF DISTRIBUTION

Under existing SEC interpretations, we expect that the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes as discussed below. While the SEC has not taken a position with respect to this particular transaction, under interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), which related to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment of the add-on notes) with this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for add-on notes where such add-on notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part becomes or is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from the exchange offer or from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

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LEGAL MATTERS

Certain legal matters with regard to the validity of the exchange notes and the exchange note guarantees will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The audited consolidated financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of ClosetMaid Corporation as of September 30, 2016 and 2017, and for each of the years in the three-year period ended September 30, 2017, included in Exhibit 99.1 of Griffon’s Current Report on Form 8-K/A filed on December 15, 2017, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the year ended September 30, 2017 filed with the SEC on November 20, 2017, including portions of our Proxy Statement to the extent specifically incorporated by reference therein; and

•	Our Current Report on Form 8-K filed with the SEC on October 2, 2017;

•	Our Current Report on Form 8-K filed with the SEC on November 16, 2017;

•	Our Current Report on Form 8-K filed with the SEC on November 21, 2017; and

•	Our Current Report on Form 8-K/A filed with the SEC on December 15, 2017.

Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the offering is terminated are also “incorporated by reference” into this prospectus except that, unless otherwise indicated, any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not incorporated by reference. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, you will be provided with a copy of the incorporated documents without charge (not including exhibits to the respective documents unless the exhibits are specifically incorporated by reference into the respective documents). You may submit such a request for this material at the following address and telephone number:

Griffon Corporation
712 Fifth Avenue
New York, NY 10019
(212) 957-5000

In order to ensure timely delivery, you must request such documents no later than five business days before the expiration date of the exchange offer.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, and we file unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference rooms. The SEC also maintains an Internet site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. In addition, we post our filed documents on our website at http://www.griffon.com. Except for the documents incorporated by reference into this prospectus, the information on our website is not part of this prospectus. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

While any notes remain outstanding, Griffon will make available, on request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which Griffon are not subject to Section 13 or 15(d) of the Exchange Act.

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$275,000,000

Griffon Corporation

OFFER TO EXCHANGE

5.25% Senior Notes due 2022 and related Guarantees

for

all outstanding 5.25% Senior Notes due 2022 and related Guarantees that have been registered under the Securities Act of 1933

Prospectus

January 4, 2018

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus.

Until February 13, 2018, all broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.